Exhibit 1.1

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THE INSTITUTIONAL SELLERS

AND

THE MANAGEMENT SELLERS

AND

ROBERT THIAN

AND

THE EXECUTIVES

AND

ORBIS TRUSTEES JERSEY LIMITED

AND

THE EBT

AND

THE BUYER

AND

THE BUYER’S GUARANTOR

AGREEMENT FOR THE SALE AND PURCHASE OF THE

ASTRON GROUP LIMITED

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Part D	Management Sellers’ Warranties	104

SCHEDULE 4	REAL PROPERTY	104

Part A	Freehold Properties	104
Part B	Leasehold Properties	105

SCHEDULE 5	LIMITATIONS IN RESPECT OF BUSINESS WARRANTIES	109

SCHEDULE 6	ACTION PENDING COMPLETION	115

SCHEDULE 7	TOP 20 CUSTOMERS AND SUPPLIERS	116

Part A	Top 20 Customers	116
Part B	Top 20 Suppliers	117

SCHEDULE 8	NON-EXECUTIVE DIRECTORS’ FEES	118

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THIS AGREEMENT is made on 16 April 2005

BETWEEN:

(1)	THE SEVERAL PERSONS whose names and addresses are set out in column 1 of part A of schedule 2 (together the “Institutional Sellers” and each an “Institutional Seller”);

(2)	THE SEVERAL PERSONS whose names and addresses are set out in column 1 of part B of schedule 2 (together the “Management Sellers” and each a “Management Seller”;

(3)	ROBERT THIAN of 15A Princes Gate Mews, London SW7 2PS (“Robert Thian”);

(4)	THE SEVERAL PERSONS whose names and addresses are set out in column 1 of part D of schedule 2 (together the “Executives” and each an “Executive”);

(5)	ORBIS TRUSTEES JERSEY LIMITED as trustees of the NOMAD TRUST, c/o Orbis Trustees Jersey Limited, PO Box 76, Wests Centre, St. Helier, Jersey JE4 8PQ (the “Nomad Trustee”);

(6)	e-doc GROUP EMPLOYEE BENEFIT TRUSTEES LIMITED, a company incorporated in England and Wales (registered no. 03334256), whose registered office is at Astron House, Tower Close, Huntingdon, Cambridgeshire PE29 7YD (the “EBT” and, together with the Nomad Trustee, the “Trustee Sellers”);

(7)	RRD INKS LIMITED, a company incorporated in England and Wales (registered no. 5424810), whose registered office is at Broadwalk House, 5 Appold Street, London EC2A 2HA (the “Buyer”); and

(8)	R R DONNELLEY & SONS COMPANY, a company incorporated in Delaware, whose principal office is at 77 West Wacker Drive, Chicago, Illinois 60601, USA (the “Buyer’s Guarantor”).

BACKGROUND:

(A)	The Company is a private company limited by shares and registered in England and Wales. Further information relating to the Company and its Subsidiary Undertakings is set out in schedule 1.

(B)	PPMV Nominees Limited holds legal title to the Relevant Shares, details of which are set out in part A of schedule 2, and has the power and authority to transfer legal and beneficial ownership of these shares to the Buyer at Completion.

(C)	The Management Sellers hold legal title to the Relevant Shares, details of which are set out in part B of schedule 2, and have the power and authority to transfer legal and beneficial ownership of these shares to the Buyer at Completion.

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(D)	The Nomad Trustee holds legal title to the Relevant Shares, details of which are set out in part C of schedule 2, and has the power and authority to transfer legal and beneficial ownership of these shares to the Buyer at Completion.

(E)	The EBT holds legal title to the Relevant Shares, details of which are set out in part C of schedule 2, and has the power and authority to transfer legal and beneficial ownership of these shares to the Buyer at Completion.

(F)	The Institutional Sellers, the Management Sellers and the Trustee Sellers have agreed to sell, and the Buyer has agreed to purchase, the Shares in accordance with the terms of this Agreement.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement (including the schedules):

“Accounts” means the audited consolidated financial statements of the Company for the financial year which ended on the Last Accounting Date in the agreed form;

“Acquisition” has the meaning given to such term in clause 3.1.1;

“Act” means the Companies Act 1985;

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales or New York;

“Business Process Solutions Division” means the division of the Group known as the business process solutions division;

“Business Warranties” means the statements set out in part B of schedule 3;

“Buyer’s Group” means the Buyer together with any body corporate which is a subsidiary or holding company of the Buyer or a subsidiary of a holding company of the Buyer;

“Certificates of Title” means the certificates of title in the form agreed between Ashurst and Eversheds LLP in email correspondence on or about the date of this Agreement, as produced by Eversheds LLP in relation to the Key Properties;

“Company” means The Astron Group Limited, a company incorporated in England and Wales (registered no. 3906860), whose registered office is at Astron House, Tower Close, Huntingdon, Cambridgeshire PE29 7YD;

“Competition Assessment” has the meaning given to such term in clause 7.16.6;

“Completion” means completion of the sale and purchase of the Shares in accordance with the terms of this Agreement;

“Conditions” means the conditions set out in clause 3.1;

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“Confidentiality Agreement” means the confidentiality agreement dated 28 January 2005 between the Company and the Buyer’s Guarantor;

“Confidential Information” means all information which is used in or otherwise relates to a Group Company’s business, customers or financial or other affairs including, without limitation, information relating to:

(a)	the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

(b)	future projects, business development or planning, commercial relationships and negotiations;

but does not include information which is made public by, or with the consent of, the Buyer;

“Consideration” has the meaning given to such term in clause 4.2;

“Contract” means any agreement, arrangement or commitment whether conditional or unconditional and whether by deed, under hand, oral or otherwise;

“Corporate Solutions Division” means the division of the Group known as the corporate solutions division;

“Data Room Information” means the materials and information made available for inspection by the Buyer and its advisers on-line at www.datasite.com and at the offices of the Institutional Sellers’ Solicitors, details of which are more particularly described in the Disclosure Letter;

“Deed of Termination” means the deed of termination of the existing investment agreement dated 8 December 2000 relating to the Company, in the agreed form, to be executed on the date of this Agreement;

“Deferred Shares” means the 9,471,000 deferred shares of 1p each in the issued share capital of the Company, being all the issued deferred shares in the Company;

“Delayed Completion Rate” means an interest rate per annum equal to 2 per cent. above LIBOR;

“Disclosed” means facts, matters or other information fairly disclosed by or in any of the Disclosure Documents (and “Disclosure” shall be construed accordingly);

“Disclosure Documents” means the Disclosure Letter and the two identical bundles of documents collated by or on behalf of the Warrantors, the outside covers of which have been signed for identification by or on behalf of the Warrantors and the Buyer, and the Reports;

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“Disclosure Letter” means the letter from the Warrantors to the Buyer in relation to the Warranties having the same date as this Agreement, the receipt of which has been acknowledged by the Buyer or on its behalf by Ashurst;

“Document Solutions Division” means the division of the Group known as the document solutions division;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“Existing Credit Agreement” means the credit agreement dated 31 January 2000 and made between (1) Newco (2) the Banks (3) National Westminster Bank plc as Arranger, Facility Agent, Security Trustee, Issuing Bank and Overdraft Bank, in each case as such terms are more particularly defined in such agreement, as amended on 8 December 2000, 7 November 2002, 18 July 2003 and 7 April 2004 and as such agreement shall be amended, novated or supplemented from time to time;

“Existing Loan Notes” means such of the:

(a)	£32,286,039 8% Series A subordinated unsecured loan notes 2009 issued by the Company and constituted by a deed poll dated 31 January 2000 as amended or supplemented from time to time;

(b)	£19,042,000 8% Series B subordinated unsecured loan notes 2009 issued by the Company and constituted by a deed poll dated 8 December 2000 as amended or supplemented from time to time;

(c)	£2,972,387 8% Series A subordinated unsecured interest funding loan notes 2009 issued by the Company and constituted by a deed poll dated 30 December 2004 as amended or supplemented from time to time; and

(d)	£1,620,856 Series B subordinated unsecured interest funding loan notes 2009 issued by the Company and constituted by a deed poll dated 30 December 2004 as amended or supplemented from time to time,

as are outstanding on the date of this Agreement;

“Government Agency” means any nation or government, any state, municipality, locality or other political subdivision thereof and any entity, body agent, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions in relation to competition concerns, of or pertaining to government and any executive official thereof, including, without limitation, the European Commission and the Office of Fair Trading;

“Group” means the Company and each Subsidiary Undertaking;

“Group Company” means the Company or a Subsidiary Undertaking;

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“Information Memorandum” means the information memorandum dated 2 February 2005 prepared by Citigroup Global Markets Limited and UBS Investment Bank on behalf of the Company and its shareholders;

“Institutional Sellers’ Group” means the Institutional Sellers together with any company which is a subsidiary or holding company of the Institutional Sellers or a subsidiary of a holding company of the Institutional Sellers;

“Institutional Sellers’ Representative” means the representative of the Institutional Sellers appointed pursuant to clause 18;

“Institutional Sellers’ Solicitors” means Clifford Chance LLP of 10 Upper Bank Street, London E14 5JJ;

“Institutional Sellers’ Warranties” means the statements set out in part A of schedule 3;

“Key Properties” means the properties indicated with an asterisk (*) as listed in schedule 4 of this Agreement;

“Last Accounting Date” means 31 December 2004;

“LIBOR” means in relation to any amount the applicable screen rate as at 11.00 a.m. on the relevant calculation date for the offering of deposits of that amount in sterling for a one-month period and the “screen rate” means The British Bankers’ Association Interest Settlement Rate for sterling for the period displayed on the appropriate page of the Telerate Screen;

“Loan Note Holders” means the holders of the Existing Loan Notes;

“Long Stop Date” means the date falling four months after the date of this Agreement;

“Management Sellers’ Warranties” means the statements set out in part D of schedule 3;

“Material Contracts” means the contracts at the date of this Agreement that relate to the top 20 customers and top 20 suppliers of the Group as listed in Schedule 7;

“Permit” means:

(a)	a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation; or

(b)	a filing of a notification, report or assessment,

in each case necessary for the operation of the Group’s business as operated at the date hereof;

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“Permitted Seller Receipts” means the following payments to be made by or on behalf of any Group Company:

(a)	expenses properly payable to employees, directors, consultants or officers of any Group Company and any director’s fees payable to non-executive directors of the Company properly due or accrued up to the date of Completion (including, for the avoidance of doubt, any such fees payable to the directors of the Company appointed by the Institutional Sellers) but, in respect of director’s fees, only (in each case) insofar as the same do not exceed the entitlements set out in schedule 8;

(b)	emoluments and other entitlements properly payable to employees, directors or consultants or officers of any Group Company and due or accrued up to the date of Completion under any service or other consultancy agreement or by virtue of their employment or directorship but only (in each case) insofar as the same do not exceed the entitlements disclosed in the Entitlements Schedule in the agreed form; and

(c)	any payments due and payable under the Existing Loan Notes;

“Properties” means the properties, summary details of which are set out in schedule 4 of this Agreement;

“Relevant Shares” means (i) in relation to the Institutional Sellers, the number and class of Shares set opposite their respective names in part A of schedule 2; (ii) in relation to the Management Sellers, the number and class of Shares set opposite their respective names in part B of schedule 2; and (iii) in relation to the Trustee Sellers, the number and class of Shares set opposite their respective names in part C of schedule 2;

“Reports” means the final due diligence report on the Company substantially in the form of the final draft of such report dated 14 March 2005 prepared by Deloitte & Touche LLP and the market due diligence report dated 8 March 2005 prepared by KPMG LLP;

“Scheme” means the e-doc pension scheme established by the Company on 1 August 2000 to provide retirement and death benefits to eligible participants and beneficiaries;

“Sellers” means the Institutional Sellers, the Management Sellers and the Trustee Sellers;

“Sellers’ Account” means Clifford Chance LLP client account with HSBC Bank plc, Poultry and Princes Street Branch, account number: 23181499, sort code: 40-05-30 (Swift Code: MIDLGB22), reference E4175/00058/MRL/SJXC;

“Sellers’ Representatives” means the Warrantors’ Representatives and the Institutional Sellers’ Representative;

“Shares” means the:

(a)	190,000 “A” ordinary shares;

(b)	768,573 preferred “B” ordinary shares;

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(c)	51,427 preferred “C” ordinary shares; and

(d)	9,471,000 deferred shares;

of £0.01 each, comprising the entire issued share capital of the Company as at the date of Completion after the exercise of all outstanding options over shares in the capital of the Company;

“Subsidiary Undertaking” means a subsidiary undertaking of the Company listed in part B of schedule 1 and “Subsidiary Undertakings” means all of those subsidiary undertakings;

“Tax” means any form of taxation and any levy, duty, charge, contribution, withholding or impost in the nature of taxation (including any related fine, penalty, or interest save to the extent that such fine, penalty or interest is attributable to the unreasonable delay or default of the Buyer or a Group Company after Completion);

“Tax Authority” means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function (including, without limitation, the Inland Revenue and HM Customs & Excise);

“Transaction Documents” means this Agreement and each document required to be entered into by any or all of the parties on or before Completion pursuant to the terms of this Agreement;

“Trustee Sellers’ Warranties” means the statements set out in part C of schedule 3;

“VAT” means, in the United Kingdom, value added tax and, in a jurisdiction outside the United Kingdom, any equivalent form of tax;

“VATA” means, in the United Kingdom, the Value Added Tax Act 1994 and, in a jurisdiction outside the United Kingdom, any equivalent legislation;

“Warrantors” means the Management Sellers, the Executives and Robert Thian;

“Warrantors’ Representatives” means the representatives of the Warrantors appointed pursuant to clause 18;

“Warranty” means a statement contained in schedule 3 and “Warranties” means all those statements;

“Warranty Claim” means a claim by the Buyer for a breach of Warranty; and

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“Warranty Proportion” means, in respect of each Warrantor and in respect of each Warranty Claim in relation to a breach of a Business Warranty, the proportion of such Warranty Claim for which such Warrantor is liable, determined as follows:

WP	=	[	RWC	]
WC

Where

WP	=	the Warranty Proportion of the Warrantor for whom the Warranty Proportion is being calculated;

RWC	=	the amount of the Consideration received by the Warrantor for whom the Warranty Proportion is being calculated; and

WC	=	the Consideration received by all the Warrantors who are liable in respect of that Warranty Claim (including, for the avoidance of doubt, the Warrantor in respect of whom the Warranty Proportion is being calculated).

For the purposes of this definition, the Consideration received by the Warrantors means (i) in the case of the Executives, the Consideration received by the EBT in respect of the Relevant Shares to which the relevant Executive was entitled upon the exercise of his/her options (after deduction of the aggregate exercise price in respect of the exercise by each relevant Executive of his/her options) and (ii) in the case of Robert Thian, the Consideration received by the Nomad Trustee in respect of the Relevant Shares.

1.2	In this Agreement, a reference to:

1.2.1	a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 258 of the Act and to a “subsidiary” or “holding company” is to be construed in accordance with section 736 of the Act;

1.2.2	liability under, pursuant to or arising out of (or any analogous expression) any agreement, Contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, Contract, deed or other instrument;

1.2.3	a party being liable to another party, or to liability, includes, but is not limited to, any liability in equity, contract or tort (including negligence) or under the Misrepresentation Act 1967;

1.2.4	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of the Sellers and the Warrantors on the one hand and the Buyer on the other;

1.2.5	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re enacted) before the date of this Agreement;

1.2.6	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

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1.2.7	a person includes a reference to that person’s legal personal representatives;

1.2.8	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.9	a clause, sub-clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause, sub-clause or paragraph of, or schedule to, this Agreement;

1.2.10	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term and any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

1.2.11	a time of the day is London time.

1.3	The headings in this Agreement do not affect its interpretation.

2.	SALE AND PURCHASE

2.1	Each of the Management Sellers agrees to sell with full title guarantee, and the Buyer agrees to buy, with effect from Completion, the Relevant Shares and each right attaching to the Relevant Shares at or after the date of this Agreement, free of any Encumbrance.

2.2	Each of the Institutional Sellers and each of the Trustee Sellers agree to sell, and the Buyer agrees to buy, with effect from Completion, the Relevant Shares and each right attaching to the Relevant Shares at or after the date of this Agreement, free of any Encumbrance.

2.3	Each of the Sellers severally and in respect of himself or itself only agrees that he or it (as the case may be) hereby waives any rights which may have been conferred on him or it under the articles of association of the Company (the “Articles”) or otherwise or in any other way to have any of the Shares offered to him or it for purchase at any time on or before the transfer of the Shares pursuant to the provisions of this Agreement.

2.4	The Sellers agree that they will, prior to Completion, take all steps to pass a written resolution to amend the Articles to the extent necessary to allow for the transfer to the Buyer of the Shares at Completion.

2.5	The Buyer shall not be obliged to complete the purchase of any of the Shares unless simultaneously the sale of all the Shares is completed, but completion of the purchase of some of the Shares will not affect the rights of the Buyer with respect to the purchase of the others.

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3.	CONDITIONS

3.1	Completion is conditional upon:

3.1.1	The European Commission issuing a decision under Article 6(1)(a) or Article 6(1)(b) pursuant to Council Regulation (EC) 139/2004 (the “Regulation”) in respect of the proposed purchase of the Shares by the Buyer (the “Acquisition”) or any matters arising therefrom or the European Commission being deemed to have done so under Article 10(6) of the Regulation; and

3.1.2	in the event that a request under Article 9(2) of the Regulation has been made by a European Union or EFTA member state, other than the United Kingdom, the European Commission indicating to the Buyer that it does not intend to refer the Acquisition or any matters arising therefrom to any competent authority of such a European Union or EFTA member state; and

3.1.3	in the event that a request under Article 9(2) of the Regulation has been made by a competent authority of the United Kingdom:

(a)	the European Commission indicating to the Buyer that it does not intend to refer the Acquisition or any matters arising therefrom to a competent authority of the United Kingdom pursuant to Article 9(1) of the Regulation; or

(b)	the European Commission referring the Acquisition or any matters arising therefrom to a competent authority of the United Kingdom pursuant to Article 9(1) of the Regulation.

3.2	The Buyer may by notice in writing to the Sellers’ Representatives waive any of the Conditions contained in clause 3.1 in whole or in part.

3.3	The Buyer undertakes to make all notifications and filings which are necessary to procure the fulfilment of the Conditions as expeditiously as reasonably possible and to use reasonable endeavours to procure the fulfilment of the Conditions as soon as practicable and in any event before the Long Stop Date.

3.4	Without prejudice to the foregoing, it is agreed that all requests and enquiries from any Governmental Agency shall be dealt with by the Buyer promptly and (wherever relevant) in consultation with the Sellers, and each of the Sellers shall co-operate with the Buyer and provide all reasonably necessary information and assistance reasonably required by such Governmental Agency in respect of itself, and in the case of the Management Sellers in respect of the Group, upon being requested to do so by the Buyer.

3.5	Without limitation to clauses 3.3 or 3.4, throughout the period during which the Acquisition is being considered by any Governmental Agency:

3.5.1	save where the communication relates solely to the Buyer or is immaterial, the Buyer agrees to consult with the Sellers sufficiently in advance of any communication (whether written or oral, and whether direct or via consultants

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or advisers) which it proposes to make or submit to any Governmental Agency, or any other third party who is required to be consulted, for the purpose of procuring the fulfilment of the Conditions. The Buyer undertakes to reflect any reasonable comments which the Sellers make to the Buyer in relation to any communication prior to making such communication;

3.5.2	the Buyer agrees to keep the Sellers fully informed as to the progress of any such communication made to a Governmental Agency in relation to the fulfilment of the Conditions, including (subject to deletion of confidential information) providing copies to the Sellers of any written communications sent to, or received from, a Governmental Agency promptly upon dispatch or receipt, as appropriate; and each of the Sellers agrees with the Buyer in like terms in respect of communications made by itself;

3.5.3	the Buyer agrees to regularly update the Sellers on the progress of the satisfaction of its obligation under clauses 3.3 and 3.4 and to inform the Sellers promptly of the satisfaction of clause 3.1 as appropriate;

3.5.4	in the event that any Governmental Agency, or other third party who is required to be consulted, requests a meeting with the Buyer, the Buyer shall promptly notify the Sellers sufficiently in advance of such meeting, to the extent reasonably practicable, and the Sellers and their advisers shall be entitled to attend and make oral submissions at such meetings; and

3.5.5	unless immaterial, the Buyer will discuss and consult with the Sellers with regard to the response to any adverse reaction to the Acquisition from competitors and customers or any other party and shall give the Sellers the opportunity to comment on any proposed response before it is made.

3.6	Without prejudice to the foregoing, the Buyer shall keep the Sellers informed as to its progress towards satisfaction of the Conditions and undertakes to disclose in writing to the Sellers anything which will, or may, prevent any of these Conditions from being satisfied, promptly upon such matter coming to the notice of the Buyer, and, if the Buyer’s Group becomes aware of a matter which is likely to affect materially the Competition Assessment, the Buyer shall give written notice of the relevant facts to the Sellers as soon as reasonably practicable after the Buyer’s Group becoming aware of those facts.

3.7	This Agreement shall automatically terminate if all the Conditions (save for those compliance with which has been waived in accordance with the terms of this Agreement) become incapable of satisfaction or, if they have not been fulfilled on or before the Long Stop Date, with effect from that date.

3.8	If this Agreement terminates in accordance with clause 3.7 then the obligations of the parties shall automatically terminate save that the rights and liabilities of the parties which have accrued prior to termination shall continue to subsist including those under clauses 12, 13, 14, 15, 16, 18, 19 and 20.

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4.	CONSIDERATION AND REDEMPTION OF EXISTING LOAN NOTES

4.1	The consideration payable by the Buyer to the Sellers for the purchase of the Shares shall be £279,600,000 (the “Preliminary Consideration”), as increased pursuant to clause 4.2 (if applicable) and as reduced pursuant to clause 14.2 (if applicable).

4.2	If Completion has not occurred by 30 June 2005, with effect from, and including, 1 July 2005, the consideration payable for the purchase of the Shares shall be increased from the Preliminary Consideration (as reduced pursuant to clause 14.2 (if applicable)) by an amount equal to interest calculated on a daily basis on the Preliminary Consideration (as reduced pursuant to clause 14.2 (if applicable)) at the Delayed Completion Rate, such increase to be payable by the Buyer on Completion and, together with the Preliminary Consideration (as reduced pursuant to clause 14.2 (if applicable)), forming the “Consideration”.

4.3	On Completion, the Buyer shall pay to the Sellers to the Sellers’ Account an amount in cash equal to the Consideration, such payment to be made by transfer of funds for same day value. Payment in such manner shall be a complete discharge to the Buyer for the Consideration. The amount of Consideration shall be applied first to pay to each of the Sellers who hold Deferred Shares the sum of £1 in respect of all the Deferred Shares held by that Seller, with the balance of the Consideration being distributed pro rata amongst the Sellers according to each of their proportionate shareholdings in the Company (excluding the Deferred Shares).

4.4	On Completion, the Buyer shall procure that the Company redeems in full all of the Existing Loan Notes in accordance with their respective terms (including, without limitation, all accrued interest payable on redemption) by procuring that the Company pays to the Sellers’ Account an amount equal to the aggregate of all amounts which would be payable by the Company in respect of all of the Existing Loan Notes if they were to be redeemed on Completion (the “Loan Note Redemption Amount”), such payment to be made by transfer of funds for same day value.

5.	PERIOD TO COMPLETION

5.1	Each of the Sellers severally (and not jointly) undertake with the Buyer to procure that each Group Company shall:

5.1.1	operate its business and activities in their usual course so as to maintain it as a going concern and in a manner materially consistent with its current operation; and

5.1.2	comply with each of the undertakings set out in schedule 6 save with the consent of the Buyer, such consent not to be unreasonably withheld or delayed,

provided that the obligations of the Institutional Sellers and the Trustee Sellers pursuant to this clause 5.1 shall be limited to them procuring the above to the extent possible by them exercising their rights as shareholders in the Company.

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5.2	Pending Completion the Buyer shall be entitled to have:

5.2.1	reasonable access to the Management Sellers and the managing director of each of the three divisions of the Group;

5.2.2	following reasonable notice from the Buyer to the Management Sellers, such access to Mike Reed, the head of procurement of the Group and to each of the finance directors of each of the three divisions of the Group as the Buyer may reasonably require; and

5.2.3	following reasonable notice from the Buyer to the Management Sellers, and with the prior agreement of the Management Sellers (such agreement not to be unreasonably withheld), access to any of the Properties as the Buyer may reasonably require.

5.3	Pending Completion, and as far as permitted by applicable competition laws, the Management Sellers shall, upon reasonable notice from the Buyer, provide to the Buyer:

5.3.1	an update on the financial and trading position of the Group and each of the said divisions including the provision of the management accounts of the Group at the same time as such accounts are required to be provided to the Institutional Sellers;

5.3.2	material information in respect of the Material Contracts as the Buyer may reasonably request; and

5.3.3	such other material information relating to the operations of the Group as the Buyer may reasonably request.

6.	COMPLETION

6.1	Subject to the compliance by the parties with the provisions of this clause 6 (it being acknowledged that the Sellers shall not be obliged to sell the Shares if the Buyer has not complied with all of its obligations under clause 6.7), Completion shall take place at the offices of the Institutional Sellers’ Solicitors on the third Business Day following the date when the Conditions have been fulfilled or waived.

6.2	On Completion each of the Sellers shall deliver, or procure the delivery of, to the Buyer:

6.2.1	duly executed transfers in respect of the Relevant Shares in favour of the Buyer (or as it may direct) together with the share certificates (or an indemnity in respect of a lost certificate in the agreed form) relating to such shares;

6.2.2	an irrevocable voting power of attorney in the agreed form executed by it/him in favour of the Buyer appointing the Buyer to be its or his lawful attorney in respect of its or his Relevant Shares pending registration of the transfers; and

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6.2.3	any powers of attorney under which any document required to be delivered under sub-clauses 6.2.1 or 6.2.2 of this clause 6.2 have been executed.

6.3	On Completion, each of the Loan Note Holders who are party to this Agreement shall deliver the loan note certificates that it or he holds in respect of the Existing Loan Notes, and the Management Sellers shall procure the delivery of the remaining loan note certificates in respect of the Existing Loan Notes, to the Buyer.

6.4	In addition, the Management Sellers shall cause to be delivered (or, in the case of sub-clause 6.4.1, made available) to the Buyer at or by Completion:

6.4.1	the Common Seal (if any), the Certificate of Incorporation, the Certificates of Incorporation on Change of Name (if any), the register of members and the register of transfers of each Group Company;

6.4.2	written resignations in the agreed form (if not already delivered) of James Barton, Neil MacDougall, Robert Thian and Richard Keatinge and any other director of any Group Company as the Buyer may direct no later than five (5) Business Days prior to Completion (the “Resigning Directors”), resigning from their respective offices as director of each relevant Group Company (save for Richard Keatinge who will only be required to resign from the board of the Company) and waiving all claims they may have against each such relevant Group Company (save for accrued fees and reimbursement of expenses properly incurred up to Completion);

6.4.3	the Certificates of Title addressed to the Buyer;

6.4.4	written resignations in the agreed form (if not already delivered) of any company secretary of any Group Company as the Buyer may direct no later than five (5) Business Days prior to Completion (the “Resigning Secretaries”), resigning from their respective offices as secretary of each relevant Group Company;

6.4.5	a written resignation (if not already delivered) of the Group’s auditors, if requested by the Buyer, no later than five (5) Business Days prior to Completion (the “Resigning Auditors”), resigning from their position as auditors of the Group;

6.4.6	the Deed of Termination duly executed by all the parties to it; and

6.4.7	duly executed transfers in respect of nominee shares in Subsidiary Undertakings (if any) together with the share certificates relating to such shares.

6.5	The Management Sellers shall:

6.5.1	take all reasonable steps to co-operate with the Buyer so as to effect the release at Completion of all Encumbrances granted in favour of National Westminster Bank plc pursuant to the Existing Credit Agreement forthwith upon the Buyer procuring that the Group repays all of its obligations thereunder, and

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6.5.2	save as specified in the Disclosure Letter, procure that all Encumbrances registered against the Group at companies registries in the UK and Ireland, and all registered charges, mortgages or similar securities otherwise Disclosed, and which, in each case, are unrelated to the Existing Credit Agreement, are released at or prior to Completion.

6.6	On Completion, the Management Sellers and the Buyer shall cause meetings of the boards of directors of the relevant Group Companies to be duly convened and held at which (where relevant):

6.6.1	the transfers of the Shares pursuant to this Agreement shall be approved for registration (subject only to the transfers being duly stamped);

6.6.2	the delivery to the Buyer of share certificates in respect of the Shares shall be authorised;

6.6.3	the resignations of the Resigning Directors, the Resigning Secretaries and the Resigning Auditors are accepted; and

6.6.4	such persons as may be nominated by the Buyer by notice to the Institutional Sellers’ Solicitors at least five (5) Business Days prior to the date of this Agreement shall be appointed directors, company secretaries and auditors of the relevant Group Companies (within the maximum number, if any, permitted under their respective articles of association or other constitutional documents).

6.7	On Completion, the Buyer shall:

6.7.1	pay the Consideration to the Sellers pursuant to the terms of clause 4.3; and

6.7.2	procure that the Company redeems the Existing Loan Notes and the Buyer shall pay the Loan Note Redemption Amount to the Loan Note Holders pursuant to the terms of clause 4.4.

6.8	The Institutional Sellers’ Solicitors are hereby irrevocably authorised by the Sellers to receive all amounts expressed to be payable to them pursuant to any provision of this Agreement, and the receipt by the Institutional Sellers’ Solicitors in the Sellers’ Account of each such amount shall be an absolute discharge to the Buyer, who shall not be concerned to see to the application of any such amount thereafter.

7.	WARRANTIES

7.1	Each Institutional Seller severally (and not jointly) warrants to the Buyer in the terms of the Institutional Sellers’ Warranties as at Completion provided always that in respect of the Institutional Sellers’ Warranties at paragraph 2 of part A of schedule 3, each Institutional Seller warrants only in respect of payments which have been made to, or declared in favour of, itself.

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7.2	Each Trustee Seller severally (and not jointly) warrants to the Buyer in the terms of the Trustee Sellers’ Warranties as at Completion.

7.3	Each Management Seller severally (and not jointly) warrants to the Buyer for himself only in the terms of the Management Sellers’ Warranties as at Completion.

7.4	Subject to clauses 7.5 to 7.8 (inclusive), the Management Sellers and the Executives jointly (and not severally) warrant to the Buyer in the terms of the Business Warranties as at the date of this Agreement save for the Business Warranty contained in paragraph 39 of Part B of schedule 3 which is also warranted at Completion and is warranted by each of the Management Sellers and each of the Executives severally only in respect of benefits in favour of himself or his connected persons.

7.5	Michael Reed warrants to the Buyer, as at the date of this Agreement, in the terms of paragraphs 10 (Remuneration and Employees), 11 (Pensions) and 21 to 23 (Environmental/Health and Safety Matters) of part B of schedule 3 only.

7.6	Each of Tony Hall and Roy Patterson warrants to the Buyer in the terms of the Business Warranties, as at the date of this Agreement, only insofar as the Business Warranties relate to matters arising in respect of the Document Solutions Division.

7.7	Each of Mark Underwood and John Farmer warrants to the Buyer in the terms of the Business Warranties, as at the date of this Agreement, only insofar as the Business Warranties relate to matters arising in respect of the Business Process Solutions Division.

7.8	Kay Smith warrants to the Buyer in the terms of the Business Warranties, as at the date of this Agreement, only insofar as the Business Warranties relate to matters arising in respect of the Corporate Solutions Division.

7.9	Robert Thian severally (and not jointly with any other party) warrants to the Buyer in the terms of the Business Warranties as at the date of this Agreement save for the Business Warranty contained in paragraph 39 of part B of Schedule 3 which is also warranted at Completion and is warranted by him severally only in respect of benefits in favour of him or his connected persons.

7.10	The Business Warranties (save for the Business Warranty contained in paragraph 39 of Part B of schedule 3) are given subject to the facts, matters or other information which are Disclosed and/or fairly disclosed in the Data Room Information.

7.11	The Warranties (save for the Business Warranty contained in paragraph 39 of Part B of schedule 3) are given subject to the limitations set out in this clause 7, clause 8 and schedule 5 of this Agreement.

7.12	Each Warranty shall be construed as a separate warranty and (unless expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this Agreement.

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7.13	Any Warranty Claim in respect of any of the Business Warranties is subject to the provisions of this clause 7, clause 8 and schedule 5 of this Agreement. The Executives hereby appoint the Management Sellers to avoid, resist, contest, defend, compromise or remedy (acting, in each case, in their absolute discretion) on behalf of the Executives, any Warranty Claim in respect of any of the Business Warranties made against the Executives on the basis that all costs, fees and expenses incurred by the Management Sellers in relation to the foregoing shall be borne by the Management Sellers and the Executives, in their respective Warranty Proportions of such Warranty Claim. Each of the Management Sellers hereby accepts such appointment.

7.14	Any information supplied by any Group Company or any of the officers, employees or agents of any Group Company to the Sellers, the Warrantors, their respective agents, employees, representatives or advisers in connection with, or to form the basis of, the Warranties or this Agreement or any document entered into pursuant to or in connection with this Agreement or identified as being in the agreed form in this Agreement, or any matter which is or has been Disclosed and/or fairly disclosed in the Data Room Information, or for any other reason, shall be deemed not to include or have included a representation, warranty or guarantee of its accuracy to such persons. Each of the Institutional Sellers, the Trustee Sellers and the Warrantors hereby irrevocably waives any and all claims against each Group Company and any of the officers, employees and agents of any Group Company in respect of any cause, matter or thing whatsoever (including without prejudice to the generality of the foregoing) in respect of any misrepresentation or inaccuracy in, or omission from, any information so supplied save (in relation to any individual) in respect of any fraud or wilful default or wilful concealment on the part of such person in this regard.

7.15	The sole remedy of the Buyer for any breach of the Warranties shall be an action for damages and the Buyer shall not be entitled to rescind this Agreement.

7.16	Each of the Buyer and, where relevant, the Buyer’s Guarantor warrants to each of the Sellers and the Warrantors (and each such warranty shall be construed as a separate warranty) that:

7.16.1	it and each of the relevant members of the Buyer’s Group (including, for the avoidance of doubt, the Buyer’s Guarantor):

(a)	has the requisite power and authority to enter into, and to perform its obligations under, this Agreement and the agreements referred to in this Agreement which are to be entered into by the Buyer, the Buyer’s Guarantor and/or any other members of the Buyer’s Group; and

(b)	has obtained or satisfied all corporate, regulatory and other approvals, or any other conditions, necessary to execute, and perform its obligations under, this Agreement and the agreements referred to in this Agreement which are to be entered into by the Buyer, the Buyer’s Guarantor and/or any other members of the Buyer’s Group;

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7.16.2	this Agreement and the agreements referred to in this Agreement which are to be entered into by the Buyer, the Buyer’s Guarantor and/or any other members of the Buyer’s Group constitute or will, when executed by the relevant person, constitute legal, valid and binding obligations of the Buyer, the Buyer’s Guarantor and each such member in accordance with their respective terms;

7.16.3	execution and compliance with the terms of this Agreement and the agreements referred to in this Agreement which are to be entered into by the Buyer, the Buyer’s Guarantor and/or any other members of the Buyer’s Group does not or will not constitute, or result in, a default or a breach under any provision of:

(a)	the Buyer’s, the Buyer’s Guarantor’s or the relevant member’s memorandum or articles of association or other constitutional documents; or

(b)	any order, ruling, judgment, decree or regulation or any other restriction of any kind by which the Buyer, the Buyer’s Guarantor or the relevant member is bound; or

(c)	any material agreement, instrument or Contract to which the Buyer, the Buyer’s Guarantor or the relevant member is a party or by which it is bound;

7.16.4	the Buyer has the financial resources required to fulfil its obligations under this Agreement;

7.16.5	none of the directors, officers or employees of the Buyer’s Group involved in the acquisition of the Company has actual knowledge as at the date of this Agreement of any fact, matter or circumstance which in his actual knowledge will, or is likely to, entitle the Buyer either at Completion or with the passage of time to make a Warranty Claim;

7.16.6	as far as the Buyer is aware, having made appropriate enquiries of those persons within the Buyer’s Group with knowledge of the Acquisition and the commercial markets in which the Buyer’s Group and the Group operate, (i) it has disclosed to Ashurst all material information in the possession of those persons within the Buyer’s Group with knowledge of the Acquisition and the commercial markets in which the Buyer’s Group and the Group operate which the Buyer reasonably believes is relevant to the assessment as at the date of this Agreement as to the likelihood of the Conditions being satisfied (the “Competition Assessment”), in so far as the information relates to the Buyer’s Group and its activities and to the relevant markets; and (ii) all such information was given in good faith;

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the satisfaction of the Conditions, and between the date of this Agreement and date upon which the Conditions are satisfied (or if earlier the date upon which the Agreement terminates in accordance with its terms), the Buyer shall notify the Institutional Sellers’ Representative in confidence (save that the Institutional Sellers’ Representative may disclose the relevant facts on a confidential basis (i) to its professional advisers advising it in connection with this Agreement and (ii) to David Mitchell) in the event that it does enter into discussions relating to, or commences planning any, such transaction;

7.16.8	it has not entered into this Agreement in reliance on any representation or warranty of any kind whatsoever (other than the Warranties) and, for the avoidance of doubt, acknowledges that it shall not be entitled to, and undertakes that it will not (otherwise than in respect of the Warranties and the other express terms of this Agreement) bring any claims under or in connection with this Agreement in relation to any statement, promise or forecast made, or information provided, by or on behalf of any Group Company or any of the Institutional Sellers, the Trustee Sellers or the Warrantors (including, but not limited to, any statement, promise, forecast or information contained in the Information Memorandum (the “Unwarranted Information”). Accordingly, none of the other parties to this Agreement or any Group Company shall have any liability to the Buyer, the Buyer’s Guarantor or any member of the Buyer’s Group, and each of the Buyer and the Buyer’s Guarantor undertakes not to, and undertakes to procure that no member of the Buyer’s Group shall, bring any claim or action against any Group Company, any of the other parties to this Agreement or any of their advisers in respect of the Unwarranted Information, including, without limitation, in the event that such Unwarranted Information is, is alleged to be or becomes inaccurate, incomplete or misleading, provided that nothing in sub-clause 7.16.8 shall have the effect of limiting or restricting any liability of the any of the parties to this Agreement arising as a result of any fraud.

8.	LIMITATIONS ON THE SELLERS’ LIABILITY

8.1	Each Institutional Seller shall only be liable for Warranty Claims in relation to any breaches of the Institutional Sellers’ Warranties by it, and in respect of the Warranty in paragraph 2 of part A of schedule 3 shall make (and shall only be liable to make) full payment to the Buyer on a pound for pound basis of the amount paid out by a Group Company to it, in breach of such Warranty upon demand of the Buyer in full and final settlement of any claim for such breach.

8.2	The Trustee Sellers shall only be liable for Warranty Claims in relation to any breaches of the Trustee Sellers’ Warranties.

8.3	The Management Sellers shall only be liable for Warranty Claims in relation to any breaches of the Business Warranties and the Management Sellers’ Warranties.

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8.4	Robert Thian shall only be liable for any Warranty Claims in relation to breaches of the Business Warranties insofar as he has actual knowledge or awareness of the matters, facts or circumstances which could reasonably be expected to give rise to any such breaches as at the date of this Agreement without any obligation to have made any enquiry of any other person.

8.5	Subject to clause 8.6 of this Agreement, each of the Executives shall only be liable for any Warranty Claims in relation to breaches of the Business Warranties.

8.6	Where any Business Warranty is qualified by the expression “to the best of the knowledge, information and belief of the Warrantors” or “so far as the Warrantors are aware” or any similar expression or statement, that statement or reference shall be deemed to mean:

8.6.1	in the case of the Management Sellers and Kevin Woor, their actual knowledge or awareness, as if they had made all reasonable enquiries of the other Management Sellers, the other Executives, Steven Pape and Karen Robson;

8.6.2	in the case of Michael Reed, his actual knowledge or awareness, as if he had made all reasonable enquiries of the Management Sellers, the other Executives, Steven Pape and Karen Robson;

8.6.3	in the case of Tony Hall and Roy Patterson, their actual knowledge or awareness, as if they had made all reasonable enquiries of each other, the Management Sellers, the other Executives, Steven Pape and Karen Robson but excluding those who have no responsibility for the Document Solutions Division;

8.6.4	in the case of Mark Underwood and John Farmer, their actual knowledge or awareness, as if they had made all reasonable enquiries of each other, the Management Sellers, the other Executives, Steven Pape and Karen Robson but excluding those who have no responsibility for the Business Process Solutions Division; and

8.6.5	in the case of Kay Smith, her actual knowledge or awareness, as if she had made all reasonable enquiries of the Management Sellers, the other Executives, Steven Pape and Karen Robson but excluding those who have no responsibility for the Corporate Solutions Division.

8.7	No Warrantor shall be liable in respect of a Warranty Claim in relation to the breach of a Business Warranty (other than that contained in paragraph 39 of part B of schedule 3):

8.7.1	unless the amount that would otherwise be recoverable in aggregate from the Warrantors (but for this clause 8.7) in respect of that Warranty Claim exceeds £100,000 (provided that for these purposes Warranty Claims arising from a series or number of related matters or matters arising from related circumstances giving rise to breaches of the same Warranty shall be aggregated); and

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8.7.2	unless and until the amount that would otherwise be recoverable in aggregate from the Warrantors (but for this clause 8.7) in respect of that Warranty Claim, when aggregated with any other amount or amounts recoverable in respect of other Warranty Claims (other than that contained in paragraph 39 of part B of schedule 3), exceeds £2,500,000 and in the event that the aggregate amounts exceed such amount, the Warrantors shall be liable in respect of the total aggregated amounts (subject to the limitations contained within this clause 8) and not the excess only.

8.8	In relation to a breach of the Business Warranty contained in paragraph 39 of part B of schedule 3 the relevant Warrantor shall make full payment to the Buyer on a pound for pound basis of the amount of the benefit received by him or his connected persons which gave rise to such breach of Warranty upon demand of the Buyer in full and final settlement of any claim for such breach.

8.9	The liability of each Warrantor in respect of a Warranty Claim relating to a breach of a Business Warranty (other than the Business Warranty contained in paragraph 39 of part B of Schedule 3) shall be limited to an amount equal to that person’s Warranty Proportion of such Warranty Claim. For the avoidance of doubt, the Warranty Proportion of each Warrantor shall be calculated (or re-calculated) for each such Warranty Claim.

8.10	The aggregate liability of each Seller in respect of any Warranty Claims relating to a breach or breaches of any Warranty other than a Business Warranty shall not exceed the proportion of the Consideration received by that Seller after deduction of any amounts paid by way of Tax in connection with the sale of the Relevant Shares by that Seller (to the extent that such amount is not recoverable in respect of any such Warranty Claims made).

8.11	The aggregate liability of each Warrantor in respect of any Warranty Claims relating to a breach or breaches of any Business Warranty (other than that contained in paragraph 39 of part B of schedule 3) shall not exceed 20% of the proportion of the Consideration received by that Warrantor after deduction of any amounts paid by way of Tax in connection with the sale of the Relevant Shares by that Warrantor or the exercise by that Warrantor of any option to acquire those Relevant Shares (to the extent that any such Tax amounts are not recoverable in respect of any such Warranty Claims made). For the purposes of this clause 8.11, the Consideration received by the Warrantors means (i) in the case of the Executives, the Consideration received by the EBT in respect of the Relevant Shares which the Executives were entitled to upon the exercise of their options (after deduction of the aggregate exercise price in respect of the exercise by each relevant Executive of his/her options) and (ii) in the case of Robert Thian, the Consideration received by the Nomad Trustee in respect of the Relevant Shares to which it held legal title.

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8.12	The aggregate liability of all the Warrantors in respect of all Warranty Claims relating to a breach or breaches of any Business Warranty (other than that contained in paragraph 39 of part B of schedule 3) shall not exceed £5,000,000.

8.13	Any payment made by the Sellers or the Warrantors in respect of any Warranty Claim relating to any Warranty will be deemed to be a reduction in the Consideration payable in accordance with clause 4 of this agreement.

8.14	The Warrantors are not liable for a Warranty Claim in respect of any Business Warranty given by them unless the Buyer has notified the relevant Warrantors of the Warranty Claim stating in reasonable detail the nature of the Warranty Claim and, if practicable, the amount claimed, on or before 31 March 2006, and the liability of the Warrantors in respect of such Warranty Claim shall absolutely determine and cease (unless the Warranty Claim has been previously settled, compromised or withdrawn) unless legal proceedings have been properly issued and validly served on the relevant Warrantors on or before the date falling nine months after the date of service of such notice of Warranty Claim pursuant to this clause 8.14, provided that:

(a)	where a claim relates to a loss which remains contingent or unquantifiable, the relevant time limit for legal proceedings in respect of such claim shall be six months after such loss ceases to be contingent and is quantifiable;

(b)	where a claim has been made in respect of which (taken together with any other claims made previously or simultaneously) the Warrantors would not be liable because of the financial thresholds specified in clause 8.7, the relevant time limit for legal proceedings in respect of such claim will (subject to the other provisions of this paragraph) be six months after the buyer makes a claim which brings the aggregate amount for which the Warrantors may be liable above such threshold, provided that where one or more of such claims as is referred to in this paragraph (b) is contingent or unquantifiable such that paragraph (a) applies in respect of such contingent or unquantifiable claim or claims, the relevant time limit for commencement of proceedings will be six months after sufficient of such claims have crystallised and become quantifiable to bring the aggregate amount of crystallised and quantifiable claims above such financial threshold;

(c)	where the Buyer is pursuing recovery from a third party as contemplated by paragraph 5 of schedule 5, the relevant time limit for legal proceedings in respect of such claim will be six months after such pursuit is completed.

8.15	Nothing in this clause 8 shall have the effect of limiting or restricting any liability of an Institutional Seller, a Trustee Seller or a Warrantor in respect of a Warranty Claim arising as a result of any fraud or dishonesty on the part of such Institutional Seller, Trustee Seller or Warrantor.

8.16	The provisions of schedule 5 also apply to a Warranty Claim in respect of a Business Warranty (excluding the Business Warranty contained in paragraph 39 of Part B of schedule 3).

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9.	AVAILABILITY OF INFORMATION

For a period of up to seven (7) years after Completion, the Buyer shall cause to be made available to the Sellers all information in the possession or control of the Buyer and/or the Group which the Sellers or any of them may from time to time reasonably request relating to the business and affairs of the Group in order to produce tax returns required by the Inland Revenue to be produced by the Sellers or in order to comply with any statutory or regulatory obligations provided that such information is used by them solely for such purposes and further provided that the Buyer shall be under no obligation to keep any such information beyond the second anniversary of Completion, unless on or before such date any Seller reasonably requests that such information is retained for up to the seven (7) year period.

10.	CONFIDENTIAL INFORMATION

10.1	Each of the Institutional Sellers, the Trustee Sellers and the Warrantors severally agrees with the Buyer and the Buyer’s Guarantor and each of their successors in title as a separate and independent agreement that (save as may be required by law, and then only to the extent so required) he will not at any time hereafter divulge (other than in accordance with clauses 10.2 or 10.3 or to the extent envisaged by clause 9) any Confidential Information, other than information which is in the public domain otherwise than by reason of a breach of any of the provisions of this Agreement, or is necessary to be disclosed to the Inland Revenue in respect of any application for Tax clearances by the Institutional Sellers, the Trustee Sellers or the Warrantors, as the case may be, in respect of the transactions contemplated by this Agreement, or is a requirement of any court order, law, regulation or the London Stock Exchange plc.

10.2	Nothing in this clause 10 shall prevent or restrict the Institutional Sellers (which for the purpose of this clause shall include any employee, officer or professional adviser of the Institutional Sellers while acting in the ordinary course of their duties) (each, a “Relevant Party”) from passing any information relating to the existence or contents of, or any matter referred to, in this Agreement, or any information received from any Group Company or the Warrantors or which may otherwise come into their possession by virtue of their position as shareholder to:

10.2.1	any group undertaking of that Relevant Party;

10.2.2	any general partner, limited partner, trustee, nominee or manager of, or adviser to, that Relevant Party or of or to any group undertaking of that Relevant Party, or any investor or potential investor in any of them;

10.2.3	any company or fund (including any unit trust, investment trust, limited partnership or general partnership) which is advised by, or the assets of which are managed (whether solely or jointly with others) from time to time by, that Relevant Party or in respect of which that Relevant Party is a general partner, or which is advised or managed by that Relevant Party’s general partner, trustee, nominee, manager or adviser;

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10.2.4	any co-investment scheme of that Relevant Party or any person holding shares under such scheme or entitled to the benefit of shares under such scheme; and

10.2.5	any employee, officer or professional adviser of the Relevant Parties,

provided that in each case any Confidential Information shall be provided on terms as to confidentiality equivalent in all material respects to those set out in clause 10.1.

10.3	All rights and obligations of all parties to the Confidentiality Agreement shall, on Completion, terminate in accordance with the terms of the Confidentiality Agreement.

11.	PROTECTION OF GOODWILL

11.1	Each of the Management Sellers hereby undertakes (except as otherwise agreed in writing with the Buyer) not to directly or indirectly and either solely or jointly with any other person (either on his own account or as the agent of any other person) and in any capacity whatsoever:

11.1.1	for a period of two years from Completion carry on or be engaged or concerned or (except as the holder of shares in a listed company which confer not more than five per cent. of the votes which can generally be cast at a general meeting of the company) interested in a business which competes with the type of business carried on by any member of the Group at Completion in the UK and the Republic of Ireland;

11.1.2	for a period of two years from Completion solicit or accept the custom of any person in respect of goods or services competitive with those manufactured or supplied by any member of the Group during the period of six months prior to Completion, such person having been a customer of the Company in respect of such goods or services during such period;

11.1.3	for a period of two years from Completion induce, solicit or endeavour to entice to leave the service or employment of any member of the Group, any person who during the period of twelve months prior to Completion was a Key Employee and reasonably likely to be:

(a)	in possession of confidential information relating to; or

(b)	able to influence the customer relationships or connections of,

any member of the Group; or

11.1.4	use any trade or domain name (including the expressions Astron) or email address used by any member of the Group at any time during the twelve months immediately preceding the date of this agreement or any other name intended or likely to be confused with any such trade or domain name or email address.

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11.1.5	Each of the Management Sellers agrees that the undertakings contained in this clause 11 are reasonable and are entered into for the purpose of protecting the goodwill of the business of each member of the Group.

11.2	Each undertaking contained in this clause 11 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind the Management Sellers.

11.3	If any undertaking contained in this clause 11 shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable. Without prejudice to the generality of the foregoing, in such circumstances, any relevant period (as the same may previously have been reduced by virtue of this clause 11.3) shall take effect as if reduced by six months until the resulting period shall be valid and enforceable.

12.	BUYER’S GUARANTEE AND INDEMNITY

12.1	The Buyer’s Guarantor irrevocably and unconditionally guarantees to the Sellers the due and punctual performance of each obligation of the Buyer contained in this Agreement. The Buyer’s Guarantor shall pay to the Sellers from time to time on demand any sum of money which the Buyer is at any time liable to pay to the Sellers under or pursuant to this Agreement and which has not been paid at the time the demand is made. The Buyer’s Guarantor’s obligations under this clause are primary obligations and not those of a mere surety.

12.2	The Buyer’s Guarantor irrevocably and unconditionally agrees to indemnify (and keep indemnified) the Sellers on demand against any loss, liability or cost incurred by the Sellers as a result of any obligation of the Buyer referred to in clause 12.1 above being or becoming void, voidable or unenforceable as against the Buyer for any reason whatsoever. The amount of the loss, liability or cost shall be equal to the amount which the Sellers would otherwise have been entitled to recover from the Buyer.

12.3	The Buyer’s Guarantor’s obligations under clauses 12.1 and 12.2 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Buyer.

12.4	The Buyer’s Guarantor’s liabilities under clauses 12.1 and 12.2 are not affected by an arrangement which the Sellers may make with the Buyer or with another person which (but for this clause 12.4) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

12.5	Without affecting the generality of clause 12.4, the Sellers may at any time they think fit and without reference to the Buyer’s Guarantor and without prejudice to the Buyer’s

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Guarantor’s obligations under this clause 12 grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the Buyer under this Agreement.

12.6	So long as the Buyer is under an actual or contingent obligation under this Agreement the Buyer’s Guarantor shall not exercise a right which it may at any time have by reason of the performance of its obligations under clauses 12.1 and 12.2 to be indemnified by the Buyer, to claim a contribution from another surety of the Buyer’s obligations or to take the benefit (wholly or partly and by way of subrogation or otherwise) of any of the Buyer’s rights under this Agreement or of any other security taken by the Buyer in connection with this Agreement.

12.7	The Buyer’s Guarantor’s liabilities under clauses 12.1 and 12.2 are not affected by the avoidance of an assurance, security or payment or a release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

12.8	The Buyer’s Guarantor waives any right it may have of first requiring the Sellers (or any trustee or agent on their behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Buyer’s Guarantor under this clause 12. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.

13.	ANNOUNCEMENTS

13.1	Subject to clause 13.2, no party may after Completion make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the written consent of the Buyer (in the case of the Institutional Sellers, the Trustee Sellers and the Warrantors) or the Sellers’ Representatives (in the case of the Buyer or the Buyer’s Guarantor), such consent not to be unreasonably withheld or delayed.

13.2	Clause 13.1 does not apply to a public announcement, communication or circular:

13.2.1	made or sent by the Buyer after Completion to a customer, client or supplier of a Group Company informing it of the Buyer’s purchase of the Shares; or

13.2.2	required by law, by a rule of a listing authority by which any relevant party’s shares are listed, a stock exchange on which any relevant party’s shares are listed or traded or by a governmental authority or other authority with relevant powers to which any relevant party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall so far as is practicable be made after consultation with any other relevant party and after taking into account the reasonable requirements of any such other relevant party as to its timing, content and manner of making or despatch; or

13.2.3	to the extent it comprises information in the public domain (otherwise as a result of a breach of any obligation of confidentiality).

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14.	COSTS

14.1	Except where this Agreement or the relevant document provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it. For the avoidance of doubt (subject to clause 14.2) the Sellers shall pay the costs of Citigroup, Clifford Chance LLP, Deloitte & Touche LLP, Eversheds LLP, Freshfields Bruckhaus Deringer, KPMG LLP, UBS, Close Brothers, Nelson Hall, Investec and any other professional adviser to the extent engaged by any of the Sellers and/or any Group Company to the extent that such costs are attributable to the sale of the Company or to the aborted initial public offering of the shares in the Company or a new holding company of the Company (such costs the “Seller Exit Costs”).

14.2	The Management Sellers shall deliver to the Buyer not less than 3 Business Days prior to the date of Completion a schedule setting out which of the Seller Exit Costs (inclusive of any VAT payable in respect of such costs) (if any) have been, or will on or before Completion be, paid by the Company or any other member of the Group (the aggregate amount of such costs being the “Company Exit Costs”). The parties agree that the Consideration payable by the Buyer at Completion pursuant to clause 4.3 shall be reduced by an amount equal to (i) the Company Exit Costs less (ii) any VAT payable in respect of the Company Exit Costs which is recoverable by the Group plus (iii) any Tax or National Insurance Contributions payable by any member of the Group to the extent that the Company Exit Costs constitute benefits for employees or directors (“Employee Costs”), provided that the Sellers’ Representatives and the Buyer must agree any Employee Costs and if any such Employee Costs have not been so agreed by the date which is 2 Business Days prior to Completion, the Company Exit Costs relating to such Employee Costs shall be paid by the Sellers or, if already paid by the Group, reimbursed by the Sellers to the Group on or prior to Completion.

14.3	For the avoidance of doubt, the Buyer shall pay any stamp duty payable in relation to the transfer of the Shares.

15.	GENERAL

15.1	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

15.2	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

15.3	The parties’ rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

15.4	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

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15.5	If a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the rate of 100 basis points above LIBOR accrued daily whether before or after judgment.

15.6	Except as expressly provided in this Agreement and except for clauses 16.4 (as regards advisers and providers of finance), and 7.14 (as regards Group Companies and their officers, employees and agents), a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

16.	ENTIRE AGREEMENT

In this clause 16, the following definition applies:

“Representation” means representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise).

16.1	The Transaction Documents constitute the entire agreement and supersede any previous agreements between the parties relating to the subject matter of this Agreement.

16.2	Each of the Buyer and the Buyer’s Guarantor acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a Representation given by the Institutional Sellers, the Trustee Sellers, the Warrantors, any of their advisers or the Institutional Sellers’ Representative other than the Warranties or otherwise as set out in the Transaction Documents or in the terms of engagement between the Buyer, the Buyer’s Guarantor and the providers of the Reports.

16.3	The Institutional Sellers, the Trustee Sellers and the Warrantors are not liable to the Buyer or the Buyer’s Guarantor for a Representation that is not set out in the Transaction Documents.

16.4	The Institutional Sellers, the Trustee Sellers and the Warrantors acknowledge and represent they have not relied on or been induced to enter into this Agreement by any Representation given by the Buyer, the Buyer’s Guarantor or any adviser or provider of finance to them (other than the warranties set out in clause 7.16) and the Sellers irrevocably and unconditionally agree with the Buyer and its professional advisers that they will not bring any claim against the Buyer, the Buyer’s Guarantor and their advisers or providers of finance for any breach of any Representation (other than the Warranties set out in clause 7.16) .

16.5	Neither the Buyer nor the Buyer’s Guarantor shall be liable to any of the Institutional Sellers, the Trustee Sellers or the Warrantors for a Representation that is not set out in this Agreement.

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16.6	An adviser to any of the Institutional Sellers, the Trustee Sellers or the Warrantors and/or the Institutional Sellers’ Representative and an adviser to the Buyer may enforce the terms of clauses 16.2 and 16.4 and this clause 16.6 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

16.7	Nothing in this clause 16 shall have the effect of limiting or restricting any liability arising as a result of any fraud, wilful misconduct or wilful concealment.

17.	ASSIGNMENT AND CONTINUING OBLIGATIONS

17.1	Each of the obligations, warranties, representations, indemnities and undertakings accepted or given by the parties to this Agreement pursuant to the terms of any Transaction Document shall continue in full force and effect notwithstanding Completion taking place but shall not be binding on the respective successors, estates and personal representatives of the Institutional Sellers, the Trustee Sellers or the Warrantors.

17.2	No party may assign or transfer any of its rights or obligations under this Agreement, save that:

17.2.1	the Buyer may assign (in whole or in part) the benefit of this Agreement to any other member of the Buyer’s Group provided that, if such assignee ceases to be a member of the Buyer’s Group, the Buyer shall procure that all the benefits relating to this Agreement that have been assigned to such assignee are re-assigned to the Buyer immediately before such cessation; or

17.2.2	the Buyer or any member of the Buyer’s Group may charge and/or assign the benefit of this Agreement to any bank or financial institution by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Buyer of the acquisition of the Shares,

PROVIDED THAT any assignment or transfer pursuant to sub-clauses 17.2.1 or 17.2.2 above shall not result in any increase in the liability of the Institutional Sellers, the Trustee Sellers or the Warrantors pursuant to this Agreement.

17.3	The Buyer shall notify the Sellers’ Representatives of any assignment pursuant to sub-clause 17.2 within five (5) Business Days of such assignment.

17.4	The Buyer shall procure that the Company shall comply with its obligations under the directors’ and officers’ policy in the name of the Company as provided by New Hampshire Insurance Company (policy number 0033541842) (the “Policy”) and maintain it as a valid and enforceable policy in an unamended form until 30 September 2005 provided that nothing herein shall require the Buyer or the Group to pay any sums to any person.

17.5	The Buyer shall procure directors’ & officers’ liability insurance (the “D&O Insurance”) in favour of and enforceable by all past directors and all current directors of the Company (as at the date of this Agreement) (the “Directors”) in respect of claims first made against any of the Directors between 30 September 2005 and 31

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March 2006 inclusive for “Wrongful Acts” (as defined in the Policy) on or prior to Completion provided that the premium for such D&O Insurance shall not exceed the premium for the Policy as stated in the Accounts plus five per cent. unless the Sellers agree to bear the cost of any surplus premium above such amount.

17.6	The D&O Insurance shall be with an insurer or insurers with an A or better rating with Standard & Poor’s or its equivalent and on terms providing coverage equivalent to or better than that provided by the Policy.

17.7	The Buyer shall cause to be made available to the Sellers a copy of the D&O Insurance policy upon receiving a written request from either any of the Management Sellers or the Institutional Sellers’ Representative to do so.

17.8	Each of Neil MacDougall, James Barton and Richard Keatinge may enforce the terms of clauses 17.5 to 17.7, inclusive, subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

17.9	The Buyer shall indemnify and keep indemnified the Institutional Sellers (for themselves and for each member of the Institutional Sellers’ Group) against any liability, loss, cost or expense suffered by them arising out of or in relation to a financial support direction or contribution notice under the Pensions Act 2004 in respect of the Scheme where the same would not have arisen but for an act or omission of the Buyer on or after Completion including, for the avoidance of doubt, any failure by the Group to make employer contributions to the Scheme of not less than £300,000 in the period to 31 March 2006.

17.10	The Buyer shall not be liable for any claim under clause 17.9 unless the Institutional Sellers have notified the Buyer of the claim, stating in reasonable detail, the nature of the claim and, if practicable, the amount involved, on or before 31 March 2006.

17.11	The provisions of paragraph 9 (Conduct of Warranty Claims) of schedule 5 shall apply, mutatis mutandis, to any claims made under clause 17.9.

17.12	The Buyer’s Guarantor, the Buyer and any subsidiary of the Buyer’s Guarantor (such subsidiary being the “Substitute Buyer”) may, by written notice to the Institutional Sellers’ Representative given not later than 5 business days before Completion, nominate the Substitute Buyer as Buyer under this Agreement. The parties agree that following service of such notice (and prior to Completion), the parties shall enter into a deed of novation with the Substitute Buyer, pursuant to which the Substitute Buyer shall acquire all the rights and obligations as if it were named in this Agreement as the Buyer in substitution for the Buyer, in consideration of the Substitute Buyer in such deed of novation agreeing to perform and be bound by the terms of this Agreement as if the Substitute Buyer were named in this Agreement as a party hereto as the Buyer. The parties agree that if the Substitute Buyer is a company incorporated in England and Wales its address for service for the purposes of this Agreement shall be its registered office and if it is a company incorporated otherwise in England and Wales its address for service for the purposes of this Agreement shall be the address of the Buyer and the Buyer’s Guarantor in the UK set out in clause 18.5 below.

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18.	NOTICES

18.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

18.1.1	in writing;

18.1.2	in the English language; and

18.1.3	delivered personally or sent by first class post/pre paid recorded delivery/registered post (and air mail if overseas) or by fax to the party due to receive the Notice to the address set out in clause 18.5 or to another address, person or fax number specified by that party by not less than 7 days’ written notice to the other party received before the Notice was despatched.

18.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

18.2.1	delivered personally, when left at the address referred to in sub-clause 18.1.3;

18.2.2	sent by mail, except air mail, two Business Days after posting it;

18.2.3	sent by air mail, six (6) Business Days after posting it; and

18.2.4	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

18.3	The Warrantors hereby appoint the Management Sellers as their representatives who may authorise the making of any request, election, proposal or consent expressed to be made on behalf of the Warrantors to the Buyer or the Buyer’s Guarantor. Service of any notice or other communication on the Warrantors’ Representatives shall be deemed to constitute valid service thereof on all the Warrantors. The Warrantors may by unanimous decision appoint replacements for the Warrantors’ Representatives, provided that ten (10) Business Days’ prior written notice of such appointment has been given to the Buyer and the Buyer’s Guarantor.

18.4	The Institutional Sellers hereby appoint PPM Ventures Limited as their representative who may authorise the making of any request, election, proposal or consent expressed to be made on behalf of the Institutional Sellers to the Buyer or the Buyer’s Guarantor. Service of any notice or other communication on the Institutional Sellers’ Representative shall be deemed to constitute valid service thereof on all the Institutional Sellers. The Institutional Sellers may by unanimous decision appoint a replacement Institutional Sellers’ Representative, provided that ten (10) Business Days’ prior written notice of such appointment has been given to the Buyer and the Buyer’s Guarantor.

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18.5	The addresses referred to in clause 18.1.3 are:

Each of the Warrantors
To:	David Mitchell
Address:	148 Thorpe Road
Peterborough
Cambridgeshire
PE3 6JJ
Fax:	+44 1480 426299

and

To:	Mark Haselden
Address:	Pedders Way
Stratford Road
Loxley
Warwickshire
CV35 9JN
Fax:	+44 1480 426299

and

To:	Richard Baker
Address:	14 Clothorn Road
Didsbury
Manchester
M20 6BQ
Fax:	+44 8712 773686

Each of the Institutional Sellers

Address:	PPMV Nominees Limited
1 New Fetter Lane
London
EC4A 1HH

For the attention of: James Barton
Fax:	+44 20 7822 1001

with a copy to:	PPM Ventures Limited
1 New Fetter Lane
London
EC4A 1HH

For the attention of: James Barton
Fax:	+44 20 7822 1001

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The Buyer/The Buyer’s Guarantor

Address:	R R Donnelley Limited
Flaxby Moor
Knaresborough
North Yorkshire
HG5 0XJ

For the attention of:	General Counsel,
RR Donnelley & Sons
Company
Fax:	+1312 326 7156

With a copy to:	R R Donnelley & Sons Company
77 West Wacker Drive
Chicago
IL 60601
USA

For the attention of:	General Counsel
Fax:	+1 312 326 7156

19.	GOVERNING LAW AND JURISDICTION

19.1	This Agreement is governed by English law.

19.2	The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a “Dispute”) including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity.

19.3	The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

19.4	The parties agree that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on any of the parties hereto in accordance with clause 18. These documents may, however, be served in any other manner allowed by law.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

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SCHEDULE 1

INFORMATION ABOUT THE COMPANY AND THE SUBSIDIARY UNDERTAKINGS

Part A

The Company

Registered number:	03906860

Date of incorporation:	11 January 2000

Place of incorporation:	England and Wales

Address of registered office:	Astron House Tower Close Huntingdon Cambridgeshire PE29 7YD

Previous names:	e-doc Group PLC

Authorised share capital:	£108,400 consisting of: 200,000 “A” ordinary shares of 1p each 768,573 “B” shares of 1p each 51,427 “C” shares of 1p each 9,820,000 deferred ordinary shares of 1p each

Issued share capital:	£104,810 consisting of: 190,000 “A” ordinary shares 768,573 ordinary “B” ordinary shares 51,427 ordinary “C” ordinary shares 9,471,000 deferred ordinary shares

Directors:	James Barton Neil MacDougall Robert Thian David Mitchell Mark Haselden Richard Baker Richard Keatinge

Secretary:	Mark Haselden

Accounting reference date:	31 December

Auditors:	Deloitte & Touche LLP

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SCHEDULE 2

THE SELLERS

Part A

The Institutional Sellers

(1) Name and address of Institutional Seller	(2) No. of “B” ordinary shares	(3) No. of deferred shares	(4) No. of “C” ordinary shares
PPMV Nominees Limited (PAC a/c) Laurence Pountney Hill London EC4R 0HH	470,000	5,605,930	51,427

PPMV Nominees Limited (PSPS a/c) Laurence Pountney Hill London EC4R 0HH	186,224	2,002,130	—

PPMV Nominees Limited (RXV a/c) Laurence Pountney Hill London EC4R 0HH	37,245	400,420	—

PPMV Nominees Limited (CIS a/c) Laurence Pountney Hill London EC4R 0HH	39,205	421,500	—

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Part B

The Management Sellers

(1) Name and address of Management Seller	(2) No. of “A” ordinary shares	(3) No. of “B” ordinary shares	(4) No. of deferred shares
David Mitchell 148 Thorpe Road Peterborough Cambridgeshire PE3 6JJ	84,000	35,899	—

Mark Haselden Pedders Way Stratford Road Loxley Warwickshire CV35 9JN	22,000	—	—

Richard Baker 14 Clothorn Road Didsbury Manchester M20 6BQ	22,000	—	136,560

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Part C

The Trustee Sellers

(1) Name and address of Trustee Seller	(2) No. of “A” ordinary shares	(3) No. of deferred shares
Orbis Trustees Jersey Limited as trustees of the Nomad Trust c/o Orbis Trustees Jersey Limited PO Box 76 Wests Centre St. Helier Jersey JE4 8PQ	31,000	—

e-doc Group Employee Benefit Trustees Limited Ashton House Tower Close Huntingdon Cambridgeshire PE29 7YD	31,000	904,460

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Part D

The Executives

Kay Smith The Gatehouse Rectory Lane Old Stevenage Hertfordshire SG1 4BT	Anthony Hall Hope House Academy Drive Pickwick Wiltshire SN13 0SA

Mark Underwood Greenhill 6 Greencliff Avenue Baildon, Shipley West Yorkshire BD17 5AF	John Farmer 31 Burton End West Wickham Cambridge CB1 6SD

Thomas Roy Patterson 26 Wilderness Heights West End Southampton SO18 3PS	Michael Reed Ormesby Cottage The Green Barrow Bury St Edmunds Suffolk IP29 5AA

Kevin Woor 17 Ainsworth Place Cambridge CB1 2PG

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SCHEDULE 3

WARRANTIES

Part A

Institutional Sellers’ Warranties

1.	Each Institutional Seller:

1.1.1	has the requisite power and authority to enter into, and to perform its obligations under, this Agreement and the agreements referred to in this Agreement which are to be entered into by each Institutional Seller; and

1.1.2	subject to satisfaction of the Conditions, has obtained or satisfied all corporate, regulatory and other approvals, or any other conditions, necessary to execute, and perform its obligations under, this Agreement and the agreements referred to in this Agreement which are to be entered into by each Institutional Seller.

1.2	This Agreement and the agreements referred to in this Agreement which are to be entered into by each Institutional Seller constitute or will, when executed by the relevant person, constitute legal, valid and binding obligations of each Institutional Seller in accordance with their respective terms.

1.3	Execution and compliance with the terms of this Agreement and the agreements referred to in this Agreement which are to be entered into by each Institutional Seller does not or will not constitute, or result in, a default or a breach under any provision of:

1.3.1	the memorandum or articles of association or other constitutional documents of each Institutional Seller; or

1.3.2	any order, ruling, judgment, decree or regulation or any other restriction of any kind by which each Institutional Seller is bound; or

1.3.3	any material agreement, instrument or Contract to which each Institutional Seller is a party or by which it is bound;

1.4	Each Institutional Seller is the sole registered holder of and is entitled to sell and transfer the full legal and beneficial ownership in its Relevant Shares to the Buyer free from Encumbrances and that they are so sold and transferred free from Encumbrances and with all rights attaching thereto at Completion and thereafter.

2.	No Cash Extraction

2.1	Since the Last Accounting Date (save in respect of Permitted Seller Receipts):

2.1.1	no dividends or other distributions have been declared, paid or made by any Group Company to any Institutional Seller;

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2.1.2	save to the extent that such costs or expenses are reimbursed prior to or on Completion, no payments have been made or have been agreed to be made (and no other assets or benefits have been transferred or agreed to be transferred, and no liabilities owing by an Institutional Seller to a Group Company have been waived, and no liabilities have been assumed or incurred) by a Group Company for the benefit of any Institutional Sellers;

2.1.3	no share or loan capital of any Group Company has been redeemed, repurchased or repaid to the benefit of any Institutional Sellers;

2.1.4	no management, consultancy or similar paid charges have been paid or incurred by any Group Company to any Institutional Sellers;

2.1.5	save to the extent the following are comprised in Company Exit Costs (as defined in clause 14.2), no fees or costs relating to any IPO or the sale of the Company have been paid or incurred by the Group in favour of any Institutional Seller.

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Part B

Business Warranties

Notwithstanding the provisions of clause 1.1 of this Agreement, in this part B of schedule 3 the expression “Group Company” shall exclude both MDC Astron International Limited and Astron BSL Limited.

INCORPORATION AND SHARE CAPITAL

1.	Schedules 1 and 2 - Capital

1.1	No Group Company has allotted or issued any share capital other than the shares shown in part A and B of schedule 1 as being issued. The Shares and the issued shares of each other Group Company are fully paid or credited as fully paid. The shares of each Subsidiary Undertaking are legally and beneficially owned by the relevant Group Company as identified in schedule 1.

1.2	No Contract has been entered into which requires or may require any Group Company to allot, issue, sell, transfer, redeem or repay any share or loan capital and no Group Company has granted any rights to require the same which are outstanding at the date hereof nor allotted or issued any securities which are convertible into share or loan capital.

1.3	The information contained in schedule 1 is true, accurate and complete in all respects.

1.4	No Group Company has any interest in the share capital of any body corporate save as specified in schedule 1 nor is taking part in the management of any other company.

1.5	There is no Encumbrance in relation to any of the shares in the capital of any Group Company (other than the Company) and, so far as the Warrantors are aware, no person has claimed to be entitled to such an Encumbrance.

1.6	The shares held by the relevant Group Company in each of MDC Astron International Limited and Astron BSL Limited are legally and beneficially owned by such Group Company free of any Encumbrance.

1.1	Each Group Company is a limited company duly organised and validly existing under the law of the jurisdiction in which it was incorporated.

MANAGEMENT SELLERS

2.	Insiders’ Interests

2.1	For the purpose of this paragraph 2:

“Connected Person” means, in relation to the relevant Management Seller, any person who is connected (as defined in section 839 ICTA) with the relevant Management Seller.

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2.2	Each Management Seller, in relation to and on behalf of himself only, warrants that there is not outstanding any Contract to which any Group Company is or was a party and in which the relevant Management Seller or any Connected Person is or was interested within the meaning of section 317 of the Act (excluding any contract of employment between any Group Company and any of its directors which has been Disclosed or included in the Data Room Information).

2.3	Each Management Seller, in relation to and on behalf of himself only, warrants that neither he nor any Connected Person has, so far as the relevant Management Seller is aware any interest, direct or indirect, in any trade or business which competes with any Group Company’s business.

ACCOUNTS AND RECORDS

3.	The Accounts

3.1	The Accounts:

3.1.1	to the extent required by the Act, show a true and fair view of the state of affairs of the Company and the Group and of the profit of the Group for the period ended on as at the Last Accounting Date;

3.1.2	have been prepared and audited in accordance with applicable law and applicable accounting standards, principles and practices generally accepted in the United Kingdom; and

3.1.3	except as stated in the Accounts and excluding those parts of the Accounts relating to any Group Company or business carried on by a Group Company in either case acquired by the Group since 1 January 2004, have been prepared on a basis which is consistent with those used in the preparation of the audited statutory accounts of the Company or of the Group for the financial year immediately preceding that which ended on the Last Accounting Date.

3.2	Off Balance Sheet Financing

So far as the Warrantors are aware no Group Company is engaged in any financing (including the incurring of any borrowing or any indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

3.3	Accounting and Other Records

So far as the Warrantors are aware the books of account and all other records of the Company required to be maintained by applicable law or regulation are in its possession.

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3.4	Management Accounts

The management accounts of the Group in the agreed form have been prepared by the Group on a basis which is consistent in all material respects with the basis of preparation of the management accounts of the Group for the financial year ending 31 December 2004 and, so far as the Warrantors are aware, do not, on a cumulative basis for the 3 month period to 31 March 2005, overstate the turnover or operating profit of the Group taken as a whole by more than 5 per cent., in the case of turnover, or 7 per cent., in the case of operating profit.

3.5	So far as the Warrantors are aware the run rate information contained in Section 3.7 of volume 1 of the Report prepared by Deloitte & Touche LLP has been prepared taking into account all relevant material information known to the Management Sellers at the time of preparation and on the basis of assumptions which in the opinion of the Management Sellers are reasonable in all material respects.

CHANGES SINCE THE LAST ACCOUNTING DATE

4.	General

4.1	Since the Last Accounting Date:

4.1.1	the business of the Group has been carried on in the ordinary and usual course and so as to maintain the business as a going concern;

4.1.2	there has been no material adverse change in the financial or trading position of the Group taken as a whole other than as a result of:

(a)	factors which have affected businesses in the same industry as the Group in general;

(b)	changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions; or

(c)	changes in law, regulations or accounting practices;

4.1.3	no party to a Material Contract has ceased to trade with any Group Company or, so far as the Warrantors are aware, has indicated to the relevant Group Company that it intends to cease to trade or reduce to a material extent its level of business with such Group Company;

4.1.4	no Group Company has acquired, or agreed to acquire, assets having an aggregate value in excess of £200,000 other than in the ordinary course of its business, or any asset other than on arm’s length terms;

4.1.5	no Group Company has disposed of, or agreed to dispose of, assets having an aggregate value reflected in the Accounts in excess of £200,000, or which was acquired since the Last Accounting Date, other than in the ordinary course of its business, or any asset other than on arm’s length terms;

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4.1.6	the Group has not borrowed or raised any money or taken up any financial facilities or repaid any borrowing or indebtedness in advance of its stated maturity other than trade credit in the ordinary course of its business;

4.1.7	no Group Company has sold or agreed to sell a debt (being a debt recorded in the accounting records of the relevant Group Company as a debt) and no such debt in excess of £250,000 has been released, deferred, subordinated, discounted or written off by any Group Company;

4.1.8	no Group Company has changed its accounting reference date;

4.1.9	no Group Company has entered into any contract or commitment which does not form part of its normal course of trading; and

4.1.10	no Group Company has made or agreed to make capital expenditure exceeding in total £3,000,000 or incurred, or agreed to incur, capital expenditure exceeding in total £2,000,000.

ASSETS

5.	Unencumbered Title; Possession

5.1	There are no Encumbrances over any Group Company’s material assets (other than pursuant to operating leases and/or finance leases entered into in the ordinary course of business or Contracts containing retention of title clauses (or similar clauses) entered into in the ordinary course of business) nor is there any outstanding agreement on the part of any Group Company to create any Encumbrances over any of its material assets (other than pursuant to operating leases and/or finance leases entered into in the ordinary course of business or Contracts containing retention of title clauses (or similar clauses) entered into in the ordinary course of business) and each material asset included in the Accounts or acquired by each Group Company since the Last Accounting Date (other than assets sold in the ordinary course of business):

5.1.1	is legally and beneficially owned by that Group Company free from any Encumbrance (other than assets that are subject to operating leases and/or finance leases entered into in the ordinary course of business or assets that are subject to retention of title clauses (or similar clauses) contained in Contracts entered into in the ordinary course of business); and

5.1.2	where capable of possession, is in the possession of or under the control of that Group Company.

5.2	The Group owns or has the necessary rights to use each material asset necessary for the operation of its business as currently conducted.

5.3	No Group Company has agreed to acquire any material asset on terms that the property in it does not pass until payment is made in full (other than pursuant to Contracts containing retention of title clauses (or similar clauses) entered into in the ordinary course of business).

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5.4	Copies of any material hiring or leasing agreement or hire purchase agreement to which any Group Company is a party and which are material to the operation of its business have been Disclosed or included in the Data Room Information and, for the purpose of this paragraph 5.4, a “material” agreement shall mean any agreement with an aggregate annual cost under the terms of such agreement to any Group Company of more than £250,000.

5.5	The plant and machinery, fixture and fittings, furniture, tools and other equipment used regularly in the conduct of the business of each Group Company are, so far as the Warrantors are aware, in reasonable operating condition and repair (subject to normal wear and tear and taking into consideration the age and usage of such plant and machinery, fixtures and fittings, furniture, tools and office equipment) and so far as the Warrantors are aware have been maintained in all material respects in accordance with any safety regulations usually observed in relation to them and in accordance with normal industry standards and practices customary in the country in which the relevant Group Company operates.

6.	Debtors

6.1	No Group Company has made, or entered into any Contract to make, any loan to, or other arrangement with, any person as a result of which it is or may be owed any money other than trade debts incurred in the ordinary course of business, loan arrangements entered into from time to time with employees of the Group not exceeding £1,000 with any one individual, loans to employees of the Group in respect of travel season tickets or advances in respect of expenses properly recoverable not exceeding £5,000 in respect of any one individual and cash at bank.

6.2	No Group Company is entitled to the benefit of any debt otherwise than as the original creditor.

7.	Intellectual Property Rights

7.1	For the purpose of this paragraph 7:

“Intellectual Property Rights” means all rights in or in relation to patents, trade and service marks, copyright, moral rights, rights to prevent passing off, rights in designs, know-how, trade secrets and all other intellectual or industrial property rights, in each case whether registered or unregistered and including applications or rights to apply for them, but excluding any Licensed Software.

7.2	All Intellectual Property Rights currently used in any Group Company’s business (save for Intellectual Property Rights licensed to any Group Company under any Contract) are, so far as the Warrantors are aware legally and beneficially solely owned by the relevant Group Company free from any Encumbrance or are licensed to the relevant Group Company.

7.3	All Intellectual Property Rights currently used in any Group Company’s business which are registered or are the subject of applications for registration or which are unregistered trade marks have been Disclosed or included in the Data Room Information.

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7.4	So far as the Warrantors are aware, no third party is infringing, neither is any third party impugning, the title, validity or enforceability of any of the Intellectual Property Rights owned by any Group Company and, so far as the Warrantors are aware, no such infringement or impugning of such Intellectual Property Rights is pending or threatened.

7.5	So far as the Warrantors are aware, the use by any Group Company of any Intellectual Property Rights or any confidential information used in the business of the Group Company does not infringe the Intellectual Property Rights or rights in respect of such confidential information of any other person.

7.6	So far as the Warrantors are aware, no written notice of any proceedings, claims or complaints has been received by any Group Company within the period of 24 months immediately preceding the date of this Agreement, nor, so far as the Warrantors are aware, have any such proceedings or claims been threatened by any third party or competent authority against any Group Company in relation to the Intellectual Property Rights or any confidential information owned by or licensed to any Group Company.

7.7	So far as the Warrantors are aware, there are no circumstances which would render any current application for registration of any Group Company’s Intellectual Property Rights unacceptable to the relevant registry or other authority or which would prevent any such application from proceeding to grant and registration.

7.8	Details of all written licences, sub-licences and other agreements whereby the Group is licensed or otherwise authorised to use the Intellectual Property Rights of a third party which are material to the operation of the Group’s business or whereby the Group licenses or otherwise authorises a third party to use Intellectual Property Rights which in the reasonable opinion of the Warrantors are material to the operation of the Group’s business have been Disclosed or included in the Data Room Information. All such licences, sub-licences and other agreements are, so far as the Warrantors are aware, in full force and effect, no notice having been given to terminate them, and, so far as the Warrantors are aware, the obligations of all parties in respect of them have been materially complied with and no material disputes are ongoing in respect of them.

7.9	A list of domain names and other addresses in connection with the Internet or Worldwide Web which are held or used by each Group Company has been Disclosed or included in the Data Room Information.

8.	Information Technology

8.1	For the purposes of this paragraph 8:

“Computer Systems” means all computer hardware and Software which is used in any Group Company’s business or is in the possession of any Group Company;

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“Licensed Software” means all computer programs other than the Proprietary Software currently used in or in connection with the business of the Group;

“Proprietary Software” means all computer programs designed, written or developed by or on behalf of any Group Company in the course of carrying on its business, the Intellectual Property Rights in which vest in or have been assigned to a Group Company; and

“Software” means any form of computer program whether in source or object code form.

8.2	Details of all Software, which in the reasonable opinion of the Warrantors is material to the operation of the Group’s business, held by the Group in which the Intellectual Property Rights are owned by a third party have been, so far as the Warrantors are aware, Disclosed or included in the Data Room Information. A list of all material licences, escrow agreements and development agreements in respect of such Software has been, so far as the Warrantors are aware, Disclosed or included in the Data Room Information.

8.3	Copies of all material support and maintenance agreements in place in respect of the Computer Systems have been Disclosed or included in the Data Room Information.

8.4	So far as the Warrantors are aware, the Group has a sufficient number of employees with sufficient technical competence to ensure the proper operation and use of the Computer Systems.

8.5	In the twelve (12) months immediately preceding the date of this Agreement, no Group Company has suffered any material failure in, or breakdown of, any Computer System which has caused a substantial disruption in or interruption to its use.

8.6	Each Group Company has a commercially reasonable disaster recovery plan or procedures in respect of the Computer Systems which would permit all of the critical functions of the relevant Group Company which are run on the Computer Systems to be restored in a timely manner without any substantial disruption or interruption to that Group Company’s business.

8.7	Each Group Company has procedures in place to ensure the security of the Computer Systems and data stored on them and to prevent any unauthorised access to the Computer Systems or the introduction of any virus or other malicious code including reasonable virus detection and monitoring procedures.

8.8	The data storage capability, functionality and performance of each item of the Computer Systems and the Computer Systems as a whole are substantially satisfactory for each Group Company’s business (as it is now conducted).

8.9	All Computer Systems, excluding Licensed Software, are legally and beneficially owned by or under the control of that Group Company and are not wholly or partly dependent on any facilities which are not under the ownership, or control of that Group Company.

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8.10	The assets of each Group Company include up to date functioning back-up copies of its Proprietary Software.

8.11	So far as the Warrantors are aware, each Group Company has up to date functioning back-up copies of all Licensed Software used in that Group Company’s business.

8.12	So far as the Warrantors are aware, the licences of the Licensed Software are in full force and effect and have been and continue to be complied with in all material respects in the operation of the business and of the relevant Group Company and any restrictions in those licences do not adversely affect the present conduct of the relevant Group Company. So far as the Warrantors are aware, no written notice of any proceedings, claims or complaints has been received by any Group Company within the period of 24 months immediately preceding the date of this Agreement, nor, so far as the Warrantors are aware, have any such proceedings or claims been threatened by any third party or competent authority against any Group Company in relation to Licensed Software.

PROPERTY

9.

9.1	Details of the Properties

The Properties comprise all properties (whether freehold or leasehold) owned leased or occupied by the Group in the UK and all properties (whether freehold or leasehold) owned leased or occupied by the Group as far as the Warrantors are aware outside the UK save in respect of customer sites, being properties where the Group shares occupation with other third party companies none of which is material or significant.

9.2	Certificates of Title

The confirmations of the relevant Group Company as referred to in the Certificates of Title are true and accurate so far as the Warrantors are aware.

9.3	No Other Liabilities

So far as the Warrantors are aware, there is no material actual or contingent material liability in relation to any interest in land apart from the Properties.

9.4	No Disputes

So far as the Warrantors are aware, the Properties (except the Key Properties) are not affected by any material outstanding material disputes which affect the use of the said Properties.

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EMPLOYEES

10.	Remuneration and Employees

10.1	For the purpose of this paragraph 10:

“Employee” means any employee, worker or director of a Group Company.

“Key Employee” means any employee of a Group Company earning by reference to basic salary in excess of (i) for employees employed by UK companies £75,000 gross per annum and (ii) for employees employed by non-UK companies £100,000 gross per annum.

10.2	The Data Room Information includes details of the identities, job titles or descriptions, dates of commencement of employment (or appointment to office), dates of birth, remuneration, benefits (whether contractual or otherwise) and emoluments of each Key Employee of each Group Company.

10.3	The Data Room Information includes copies of all current standard terms and conditions, staff handbooks and policies which apply to Employees of the Group.

10.4	There are no amounts owing to any present or former Employees or agency workers of any Group Company, other than salaries, wages or benefits accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed or the reimbursement of business expenses properly incurred prior to the date hereof.

10.5	As far as the Management Sellers are aware, no Group Company has formally recognised a trade union other than those for which details are disclosed in the Data Room Information, no Group Company is party to any agreement with any trade union in respect of its employees and nor, so far as the Warrantors are aware, are any steps being taken by employees, workers or other representatives to ensure trade union recognition.

10.6	No Group Company is involved in, or has during the twenty-four (24) months prior to the date of this Agreement been involved in, any strike, lock-out or industrial dispute with, or in respect of, its Employees and, so far as the Warrantors are aware, no such strikes, lock-outs or industrial disputes are pending or threatened.

10.7	No Group Company has given or received notice to terminate the employment or engagement of any Key Employee employed or engaged by it and no Key Employee is on secondment, maternity leave or has been absent from work for a period of more than 3 months.

10.8	No Group Company has made, agreed or proposed or is party to any arrangement to make any material change to the terms and conditions of employment or engagement of any Key Employee where such change of terms and conditions has not yet taken place and no Group Company is under an express or implied obligation to make such changes, in each case, save for changes as a result of promotions, periodic salary reviews and reviews of emoluments and bonus arrangements in the ordinary course of business.

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10.9	So far as the Warrantors are aware, no Group Company has within the two years prior to this agreement made any material adverse changes to the terms and conditions of an Employee who has previously transferred to the relevant Group Company under the Transfer of Undertakings (Protection of Employment) Regulations 1981, other than changes made in connection with a promotion or redeployment as an alternative to a redundancy.

10.10	So far as the Warrantors are aware, there has not been a material liability falling on a Group Company as a result of a failure by such Group Company to fulfil its obligations in respect of its employees or agency workers or to comply with applicable legislation, contracts of employment or engagement and the general requirements of law and regulatory practice.

10.11	So far as the Warrantors are aware, no past or present Employee or agency worker has threatened or brought any claim for compensation against a Group Company for an amount in excess of £40,000 (excluding amounts in respect of accrued remuneration to which the Employee is entitled) arising out of or in connection with his employment or engagement (and, so far as the Warrantors are aware, no event or inaction has occurred which might give rise to such a claim) in the two years prior to this agreement which claim remains outstanding.

10.12	So far as the Warrantors are aware, details are Disclosed in the Disclosure Letter of any redundancy policy, terms or scheme (whether contractual or discretionary) under which Employees may receive in excess of the statutory redundancy entitlement and the Disclosure Letter identifies which such redundancy policy applies to which Employees.

11.	Pensions

11.1	For the purpose of this paragraph 11:

“Pension Schemes” means the pension schemes operated by each Group Company the names of each of which are listed in the Disclosure Letter and the details of which are contained in the Data Room Information.

11.2	The Pension Schemes are the only arrangements to which any Group Company has at any time had any obligation to provide pension benefits on or after retirement, death, disability or ceasing service to its current or former employees.

11.3	Documents containing details of the Pension Schemes and of each Group Company’s material obligations and all material liabilities under them (including all relevant actuarial and legal advice received in the last three years) are included in the Data Room Information.

11.4	So far as the Warrantors are aware, there is no outstanding claim, dispute, complaint or investigation which relates to the Pension Schemes or to the provision of pension benefits on or after retirement, death, disability or ceasing service in respect of each Group Company’s current and former employees.

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11.5	No event has occurred or, so far as the Warrantors are aware, will occur before, on or as a result of Completion which has resulted in or would result in the Pension Schemes being amended, closed, terminated or wound up in whole or in part.

11.6	So far as the Warrantors are aware, each of the Pension Schemes has at all times been operated in all material respects in accordance with the provisions of its governing documentation, all applicable legislation and the general requirements of law and applicable regulatory authority.

11.7	So far as the Warrantors are aware, each Group Company has (i) fulfilled all its material contractual obligations to employees in respect of pension and death benefits in relation to each of the Pension Schemes (including without limitation paying all contributions required under any contract with any employee which have fallen due for payment within any applicable prescribed period and providing equal access to membership) in respect of any current and former employees and officers and (ii) paid all contributions as required by statute which have fallen due for payment in any applicable prescribed period, provided that nothing in this warranty shall relate to any general funding obligation in respect of any Pension Scheme.

11.8	So far as the Warrantors are aware, no financial support direction or contribution notice, whether in relation to (a) any of the Pension Schemes in the UK or (b) any other pension schemes in the UK, has been issued by the UK Pensions Regulator to any Group Company.

CONTRACTS

12.	Insurance

12.1	A list of the Group’s insurance policies (the “Policies”) and particulars of all claims made against those Policies in the last two (2) years have been Disclosed or included in the Data Room Information.

12.2	So far as the Warrantors are aware, each of the Policies is valid and enforceable and is not void and so far as the Warrantors are aware nothing has been done or omitted to be done which would make any of the Policies voidable and which might lead to any liability under such Policies being avoided by the insurers.

12.3	All premiums due in relation to the Policies have been paid.

12.4	No claims for an amount in excess of £500,000 in aggregate are pending or outstanding under any of the Policies and, so far as the Warrantors are aware, there are no circumstances which might result in any such claim thereunder.

13.	Financing and Working Capital

13.1	The only arrangements of the Group in respect of overdrafts, loans or other financial facilities outstanding or available at the date hereof arise under the Existing Credit

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Facilities, in respect of which all agreements relating thereto have been Disclosed or included in the Data Room Information. So far as the Warrantors are aware, nothing has been done or omitted to be done by any Group Company in breach of the material terms of any of those facilities, and no person who provides any of those facilities has given any indication that it may be withdrawn or its terms materially altered.

13.2	The amount borrowed by each Group Company from its bankers does not exceed the amount of the facility agreed with such bankers and the total amount borrowed by each Group Company from whatever source does not exceed any limitation on its borrowing contained in its constitutional documents.

13.3	So far as the Warrantors are aware, no indebtedness of any Group Company is due and payable (and has not been paid) and no security over any of the assets of any Group Company is now enforceable.

13.4	No person (other than a Group Company) has given any guarantee of, indemnity for, or security for any overdraft, loan, other financial facility granted to any Group Company or other liability of any Group Company.

13.5	So far as the Warrantors are aware, no Group Company is a party to and is not liable (including contingently) under a guarantee, indemnity or other security to secure or incur a financial or other obligation with respect to another person’s obligation (other than another Group Company).

13.6	No Group Company has applied for or received any grant, subsidy or financial assistance from any government department or other body.

14.	Material Contracts

14.1	No Material Contract:

14.1.1	restricts the freedom of the relevant Group Company to carry on its business in any part of the world or to use or exploit any of its assets, in each case in such manner as it may think fit;

14.1.2	involves partnership, joint venture, consortium or other similar arrangements;

14.1.3	so far as the Warrantors are aware cannot be fulfilled or performed by the relevant Group Company in accordance with its terms; or

14.1.4	so far as the Warrantors are aware is a loss making contract (in that the revenue to the relevant Group Company under such contract is less than the costs it incurs thereunder).

14.2	So far as the Warrantors are aware (i) no Group Company is in material breach of any Material Contract to which it is a party and (ii) no other party to any such Material Contract is in material breach of it. So far as the Warrantors are aware no matter exists which is likely to give rise to any such breach.

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14.3	So far as the Warrantors are aware, no Group Company has any knowledge of the invalidity or unenforceability of, or a ground for termination, avoidance or repudiation of, any Material Contract. So far as the Warrantors are aware, no party with whom any Group Company has entered into a Material Contract has given written notice to a Group Company of its intention to terminate, or has sought in writing to a Group Company to repudiate or disclaim the Material Contract.

14.4	So far as the Warrantors are aware, each Material Contract is in force at the date of this Agreement.

14.5	So far as the Warrantors are aware:

14.5.1	no Group Company is party to any Contract (other than a Material Contract) which accounted for turnover of the Group in excess of £3.3 million in the financial year ended 31 December 2004; and

14.5.2	no Group Company is party to any Contract which is outside the ordinary course of business of such Group Company.

14.6	Save as Disclosed, copies of all current written Contracts with each of the suppliers, as listed in part B of schedule 7 are contained in the Data Room Information.

14.7	So far as the Warrantors are aware, all material written terms of the Contracts with each of the customers as listed in part A of schedule 7 have been Disclosed or are contained in the Data Room Information.

15.	Other Business Matters and Effect of Sale

15.1	No Group Company carries on business under any name other than its own corporate name or any other name which has been Disclosed or included in the Data Room Information and, so far as the Warrantors are aware, there are no circumstances which might prevent any Group Company from continuing to carry on business under such names.

15.2	Neither the execution nor performance of this agreement or any document to be executed at or before Completion pursuant to this Agreement will so far as the Warrantors are aware:

15.2.1	save as disclosed by the Data Room Information, result in a material breach of an agreement, arrangement or obligation to which the Company is a party or material breach of any Contract, law, regulation, order, judgment, injunction, decree, undertaking or similar imposition by which any Group Company is bound; or

15.2.2	save as disclosed by the Data Room Information, entitle any party to a Material Contract to cease dealing or materially reduce dealing with any Group Company and no such party has indicated in writing that it will not continue to deal with such Group Company on the same terms on which it currently deals with the relevant Group Company as a result thereof; or

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15.2.3	result in any officer or Key Employee (as such term is defined in paragraph 10.1) leaving any Group Company; or

15.2.4	result in the loss or impairment of or any default under any licence (excluding any licence relating to Licensed Software), authorisation or consent required by any Group Company for the purpose of its business; or

15.2.5	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of any Group Company.

COMPLIANCE, DISPUTES

16.	General Legal Compliance

16.1	So far as the Warrantors are aware, each Group Company has obtained all material Permits which are necessary to enable it to carry on its business effectively in the places and in the manner in which such business is now carried on so far as the Warrantors are aware, and there are no circumstances currently in existence whereby it is likely that any such material Permits will be suspended, cancelled or revoked.

16.2	So far as the Warrantors are aware, each Group Company has conducted its business in all material respects in accordance with all applicable legal and administrative requirements in its jurisdiction of operation.

16.3	So far as the Warrantors are aware the Permits referred to in paragraph 16.1 have been complied with in all material respects.

16.4	So far as the Warrantors are aware there is not pending, or in existence, any investigation or enquiry by, or on behalf of, any governmental or other regulatory body in respect of the affairs of any Group Company relating to the material Permits referred to in paragraph 16.1 and so far as the Warrantors are aware there are no pending or threatened proceedings which might affect the Permits..

16.5	So far as the Warrantors are aware, no agreement, transaction or arrangement carried on by any Group Company is (or ought to have been) registered under, infringes or falls within the scope of any competition, anti-restrictive trade practice or consumer protection law or legislation in the United Kingdom or elsewhere or is or has been subject to any investigation, request for information, notice or other communication by any court, governmental or regulatory authority.

17.	Company Law Matters

17.1	So far as the Warrantors are aware, compliance was made with all material legal requirements in connection with the formation of each Group Company.

17.2	So far as the Warrantors are aware, each Group Company has at all material times since the relevant Group Company became a member of the Group carried on its business and affairs in all respects in accordance with its constitutional documents.

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17.3	So far as the Warrantors are aware, the statutory books (including all registers and minute books) of each Group Company have, since the relevant Group Company became a member of the Group, been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books.

18.	Litigation

18.1	Save as Disclosed and save for claims for an amount not exceeding £500,000 in aggregate, no Group Company is a party to (whether as claimant, defendant or otherwise) any civil, criminal, tribunal, arbitration, administrative or other proceedings and, so far as the Warrantors are aware, no such proceedings are pending or threatened and so far as the Warrantors are aware, neither are there circumstances which might give rise to such proceedings.

18.2	There is no outstanding or unsatisfied judgment, decree, order, award or decision of a court, tribunal, arbitrator or governmental agency against any Group Company and no Group Company is party to any current undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings which remains outstanding.

19.	Insolvency

19.1	No order has been made, petition presented or shareholder resolution passed for the winding up of any Group Company. No administrative receiver, receiver or receiver and manager has been appointed of the whole or any part of the property, assets or undertaking of any Group Company.

19.2	No Group Company has stopped or suspended the payment of its debts or received a written demand pursuant to section 123(1)(a) Insolvency Act 1986 (or similar legislation in another jurisdiction to which a Subsidiary Undertaking is subject) and no Group Company is insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 (or similar legislation in another jurisdiction to which a Subsidiary Undertaking is subject).

19.3	No administrator has been appointed in respect of any Group Company and no steps or actions have been taken in connection with the appointment of an administrator in respect of any Group Company.

19.4	No voluntary arrangement has been proposed or approved under Part 1 Insolvency Act 1986 (or similar legislation in another jurisdiction in another jurisdiction to which a Subsidiary Undertaking is subject) and no compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Act (or similar legislation in another jurisdiction to which a Subsidiary Undertaking is subject) in respect of any Group Company.

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ENVIRONMENTAL/HEALTH AND SAFETY (EHS) MATTERS

20.	Definitions

For the purposes of paragraphs 21 to 23 inclusive:

“EHS Law” means all of the following insofar as they are applicable and legally binding law, European Union decision, directive or law, government circular, official code of practice, regulatory guidance note or official instruction or decision of any competent regulatory body or court in force as at the date of this Agreement relating to EHS Matters;

“EHS Matters” means all or any matters relating to the pollution or protection of the Environment or harm to or the protection of human health and safety or the health of animals and plants or the generation, storage, manufacture, use, disposal, discharge or emission into the Environment of any Hazardous Substance or the creation of any nuisance;

“EHS Permits” means all or any permits, consents, licences and other authorisations or exemptions required by EHS Law for the operation of the business of the relevant Group Member as conducted at the date of this Agreement;

“Environment” means any air, water (including above and below ground) and land and any living organisms or ecosystems; and

“Hazardous Substance” means any natural or artificial substance (whether in the form of solid liquid, gas or vapour, alone or in combination with any other substance) capable of causing harm to the Environment and any waste.

21.	EHS Permits

21.1	So far as the Warrantors are aware, each Group Company has obtained all EHS Permits. So far as the Warrantors are aware, each EHS Permit is in full force and effect and, so far as the Warrantors are aware, the relevant Group Company complies in all material respects with all conditions of each EHS Permit and so far as the Warrantors are aware there are no circumstances which are likely to lead to the revocation, suspension or material modification of any EHS Permit.

21.2	So far as the Warrantors are aware, copies of all EHS Permits held by each Group Company have been Disclosed or included in the Data Room Information.

22.	Compliance with EHS Law

22.1	So far as the Warrantors are aware, each Group Company and its officers, agents and employees and the Properties comply in all material respects with EHS Law and, so far as the Warrantors are aware, there are no current facts or circumstances which prevent or interfere with compliance with any EHS Laws.

22.2	So far as the Warrantors are aware, no Group Company has received any written communication or notice (including an enforcement, prohibition, improvement or

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remediation notice or notice of equivalent nature) from any relevant authority or third party from which it is alleged to be in breach of or to have liability under EHS Law and/or the terms of any EHS Permits.

22.3	So far as the Warrantors are aware, no PCBs, asbestos, above ground storage tanks, underground storage tanks, pipework or landfills are located in, on or under any of the Properties that are likely to give rise or have given rise to any liability under any EHS Law.

23.	Liability

23.1	No litigation, civil, criminal, mediation, administrative or arbitration proceedings are in existence or, so far as the Warrantors are aware, are threatened or pending against any Group Company in relation to EHS Matters.

23.2	So far as the Warrantors are aware, no Group Company has received any written notice of any investigation, complaint or claim from any person in respect of EHS Matters.

23.3	So far as the Warrantors are aware, there has not been any disposal, release, leakage, migration, spill, discharge, entry, deposit or emission of any Hazardous Substance into the Environment and/or at any former properties owned, occupied or used by any Group Company, caused by the activities of any Group Company and no Group Company has any contractual liability in relation to any such former properties and, so far as the Warrantors are aware, there has not been and there is not present on, at, in or under the Properties any Hazardous Substance in relation to which any Group Company may have any liabilities (under EHS Law or any contractual liabilities whether contingent or currently enforceable) to meet costs associated with any such Hazardous Substances (including any remediation costs).

23.4	Copies of all environmental reports, surveys, assessments and investigations (including asbestos surveys) in respect of the Properties or activities of all Group Companies that are at the date of this Agreement in the possession of any Group Company and which identify any material issue relating to EHS Matters have been Disclosed to the Buyer.

TAXATION

24.	Definitions

For the purposes of paragraphs 25 to 37 inclusive:

“Taxation Statute” means any statute (and all regulations and other documents having the force of law under such statute) published, enacted, issued or coming into force on or before the date of this Agreement relating to Tax; and

“TMA” means the Taxes Management Act 1970.

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25.	Returns and Disputes

25.1	So far as the Warrantors are aware, all notices, returns, computations, registrations and payments which should have been made by each Group Company for any Tax purpose have been made within the requisite periods and are, in all material respects, correct and accurate and none of them is the subject of any dispute with any Tax Authority nor has any Tax Authority indicated any intention to enquire into such notices, returns or computations.

25.2	No Group Company is involved in any material dispute in relation to Tax and no Tax Authority has, so far as the Warrantors are aware, investigated Tax affairs of the Company (other than routine questions and audit visits).

25.3	Each Group Company has complied with its duties under any Taxation Statute and has kept all records as required by law.

26.	Penalties and interest

No Group Company has since the Last Accounting Date paid any fine, penalty, charge, surcharge or interest charged by virtue of any of the provisions of the TMA or any other Taxation Statute.

27.	Distributions and Payments

So far as the Warrantors are aware, each Group Company has deducted and properly accounted to the appropriate Tax Authority for all amounts which it has been obliged to deduct in respect of Taxation, has complied in all material respects with all reporting requirements relating to all such amounts and has (where required by the applicable Taxation Statute) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made.

28.	Value Added Tax

28.1	Each Group Company is duly registered and is a taxable person for the purposes of VAT.

28.2	Each Group Company has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT and has at all times punctually paid and made all payments and returns as required by applicable law.

28.3	Each Group Company maintains in all material respects correct and up-to-date records for the purposes of all legislation relating to VAT.

28.4	No Group Company has:

28.4.1	taken part in conduct involving dishonesty as described in section 60 of the VATA;

28.4.2	committed any serious misdeclaration or neglect as described in section 63 of the VATA.

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28.4.3	made any exempt supplies in consequent of which it is or will be made to obtain credit for all input tax paid by it during any VAT quarter ending after the Last Accounting Date.

29.	Tax arising under this Agreement

So far as the Warrantors are aware, no Group Company will become liable to any Tax (and in particular to any Tax pursuant to the PAYE provisions or any national insurance contributions) in consequence of the entering into or completion of this agreement or anything done pursuant to its terms.

30.	Pay As You Earn

So far as the Warrantors are aware, the Group has properly operated the PAYE system (or any equivalent system in any other jurisdiction) deducting Tax as required by law from all payments to or treated as made to or benefits provided for employees, ex-employees or independent contractors of the Company (including any such payments within sections 7, 44, 45, 46 and 47 of the ITEPA 2003) and duly as required by law accounted to the Inland Revenue or any other Taxation Authority for Tax so deducted, and has complied with all its reporting obligations to the Inland Revenue or any other Taxation Authority in connection with any such payments made or benefits provided, and no PAYE audit in respect of a Group Company has been made by the Inland Revenue nor has the Group been notified that any such audit will be made.

31.	Provision for Tax in the Accounts

So far as the Warrantors are aware, the Accounts make full provision or reserve in accordance with generally accepted accounting standards in respect of any period ended on or before the Accounts Date for all Tax assessed or liable to be assessed on the Group or for which it is accountable at the Last Accounting Date whether or not any Group Company has or may have any right of reimbursement against any other person and full provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

32.	Sales at Undervalue/Overvalue

So far as the Warrantors are aware, all transactions entered into by a Group Company have been entered into on an arm’s length basis and the consideration (if any) charged or received or paid by the Group Company on all transactions entered into by it has been equal to the consideration which might have been expected to be charged received or paid (as appropriate) between independent persons dealing at arm’s length.

33.	Company Residence

So far as the Warrantors are aware, each Group Company has always been resident in the territory in which it was incorporated and has never been resident in any other territory or treated as so resident for the purposes of any double Tax agreement nor does the Group Company have a permanent establishment or other taxable presence in any jurisdiction other than that in which it was incorporated.

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34.	Secondary Liability

So far as the Warrantors are aware, no transaction or event has occurred in consequence of which a Group Company is or may be held liable for any Tax in consequence of any Tax or may otherwise be held liable for or to indemnify any person in respect of any Tax, where some other company or person not being a Group Company is or may become primarily liable for the Tax in question (whether by reason of any such other company being or having been a member of the same group of companies or otherwise).

35.	Indemnities etc.

So far as the Warrantors are aware, the Group has not entered into any indemnity, guarantee or covenant under which a Group Company has agreed to pay or discharge any amount equivalent to or by reference to any other person’s liability to Tax.

36.	Tax Schemes

36.1.1	So far as the Warrantors are aware, the Group has not entered into any transaction forming part of notifiable arrangements (as defined by section 306 of Finance Act 2004); and

36.1.2	So far as the Warrantors are aware, the Group has not entered into any marketed tax avoidance scheme for the avoidance or deferral of tax which would have been treated as notifiable arrangements under section 306 of Finance Act 2004 had that provision been in effect the time that the scheme was entered into.

37.	Stamp Duty and Stamp Duty Land Tax

37.1	So far as the Warrantors are aware, all documents in the enforcement of which a Group Company is or may be interested have been duly stamped and since the Last Accounting Date no Group Company has been a party to any transaction whereby the Group Company was or is or could become liable to stamp duty reserve tax.

37.2	In relation to the Properties, so far as the Warrantors are aware, the Group is not and has not been party to any Land Transaction in respect of which a Group Company has since the Last Accounting Date been liable to pay any stamp duty land tax.

38.	Brokerage or Commissions

Save as Disclosed no person is entitled to receive from the Company a finder’s fee, brokerage or commission in connection with this Agreement or anything in it and the Company is not liable to pay to any of its directors, employees, agents and advisers any sum whatsoever in connection with the sale of the Shares.

39.	No Cash Extraction

Since the Last Accounting Date (save in respect of Permitted Seller Receipts):

39.1	no dividends or other distributions have been declared, paid or made by any Group Company to any Seller (other than to any Institutional Seller);

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39.2	save to the extent that such costs or expenses are reimbursed prior to or on Completion, no payments have been made or have been agreed to be made (and no other assets or benefits have been transferred or agreed to be transferred, and no liabilities owing to a Group Company have been waived, and no liabilities have been assumed or incurred) by a Group Company for the benefit of a Seller or a connected person of a Seller (excluding Institutional Sellers);

39.3	no share or loan capital of any Group Company has been redeemed, repurchased or repaid to the benefit of any Sellers (excluding Institutional Sellers);

39.4	no management, consultancy or similar paid charges have been paid or incurred by any Group Company to any of the Sellers (excluding Institutional Sellers); and

39.5	no fees or bonuses relating to any IPO or the sale of the Company have been paid or incurred by the Group for the benefit of any Sellers (excluding Institutional Sellers),

(and for the purposes of this paragraph 39, references to a “Seller” or “Sellers” shall be deemed to include “Executive” or “Executives” (as the case may be)).

40.	Professional Fees

Since the Last Accounting Date no financial, legal, accountancy, surveyors’, valuers’, actuaries’ or other professional advisers’ fees have been paid or incurred otherwise than in the ordinary course of trading of the Group, other than Company Exit Costs (as defined to in clause 14.2).

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Part C

Trustee Sellers’ Warranties

1.1	Each Trustee Seller:

1.1.1	has the requisite power and authority to enter into, and to perform its obligations under, this Agreement and the agreements referred to in this Agreement which are to be entered into by each Trustee Seller; and

1.1.2	subject to satisfaction of the Conditions, has obtained or satisfied all corporate, regulatory and other approvals, or any other conditions, necessary to execute, and perform its obligations under, this Agreement and the agreements referred to in this Agreement which are to be entered into by each Trustee Seller.

1.2	This Agreement and the agreements referred to in this Agreement which are to be entered into by each Trustee Seller constitute or will, when executed by the relevant person, constitute legal, valid and binding obligations of each Trustee Seller in accordance with their respective terms.

1.3	Execution and compliance with the terms of this Agreement and the agreements referred to in this Agreement which are to be entered into by each Trustee Seller does not or will not constitute, or result in, a default or a breach under any provision of:

1.3.1	the memorandum or articles of association or other constitutional documents of each Trustee Seller; or

1.3.2	any order, ruling, judgment, decree or regulation or any other restriction of any kind by which each Trustee Seller is bound; or

1.3.3	any material agreement, instrument or Contract to which each Trustee Seller is a party or by which it is bound.

2.	Each Trustee Seller is the sole registered holder of and is entitled to sell and transfer the full legal and beneficial ownership in its Relevant Shares to the Buyer free from Encumbrances and that they are sold and transferred free from Encumbrances and with all rights attaching thereto at Completion and thereafter.

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Part D

Management Sellers’ Warranties

1.1	Each Management Seller:

1.1.1	has the requisite power and authority to enter into, and to perform its obligations under, this Agreement and the agreements referred to in this Agreement which are to be entered into by each Management Seller; and

1.1.2	subject to satisfaction of the Conditions, has obtained or satisfied all corporate, regulatory and other approvals, or any other conditions, necessary to execute, and perform its obligations under, this Agreement and the agreements referred to in this Agreement which are to be entered into by each Management Seller.

1.2	This Agreement and the agreements referred to in this Agreement which are to be entered into by each Management Seller constitute or will, when executed by the relevant person, constitute legal, valid and binding obligations of each Management Seller in accordance with their respective terms.

1.3	Execution and compliance with the terms of this Agreement and the agreements referred to in this Agreement which are to be entered into by each Management Seller does not or will not constitute, or result in, a default or a breach under any provision of:

1.3.1	any order, ruling, judgment, decree or regulation or any other restriction of any kind by which each Management Seller is bound; or

1.3.2	any material agreement, instrument or Contract to which each Management Seller is a party or by which it is bound.

2.	Each Management Seller is the sole registered holder of the number of Shares set opposite his name in part B of schedule 2 and is entitled to sell and transfer the full legal and beneficial ownership in his Relevant Shares to the Buyer free from Encumbrances and that they are sold and transferred free from Encumbrances and with all rights attaching thereto at Completion and thereafter.

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SCHEDULE 5

LIMITATIONS IN RESPECT OF BUSINESS WARRANTIES

1.	General

1.1	The provisions of this Schedule 5 apply to a Warranty Claim relating to a breach of any Business Warranty other than that contained in paragraph 39 of part B of schedule 3.

1.2	The provisions of this Schedule 5 will apply notwithstanding any provisions to the contrary in this Agreement.

1.3	The limitations set out in this Schedule 5 are in addition to the limitations set out in clauses 5 and 6.

2.	Specific Limitations

2.1	The Warrantors will have no liability in respect of any Warranty Claim relating to a breach of any Business Warranty:

2.1.1	to the extent that it arises or is increased as a result of the passing of, or a change in, any law, or regulation, or in the published interpretation and administration of such law or regulation by the courts, by a Taxation Authority or by any fiscal, monetary or regulatory authority after the date of this Agreement not being a change announced prior thereto;

2.1.2	if it would not have arisen but for any act, omission, transaction or arrangement carried out at the request of or with the written consent of the Buyer before Completion;

2.1.3	if it would not have arisen but for any act, omission, transaction or arrangement which could reasonably have been avoided carried out after Completion by the Buyer or any member of the Buyer’s Group or any of its or their respective directors, employees or agents or successors in title otherwise than in the ordinary course of trading and which the Buyer knew or ought reasonably to have known could give rise to a claim;

2.1.4	to the extent that it relates to any loss for which the Buyer or any member of the Buyer’s Group has a right of recovery whether by contribution or indemnity by insurance or would have been entitled to recover if valid and adequate insurance had been maintained at the relevant time of a type as in force in relation to the relevant member of the Group at the date of this Agreement;

2.1.5	to the extent that the subject matter and amount of that Warranty Claim is provided for, or included as a liability or disclosed, in the Accounts;

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2.1.6	occurring wholly or partly out of or the amount thereof is increased as a result of:

(a)	any change in the accounting principles or practices of the Buyer’s Group introduced or having effect after the date of this Agreement unless the same is introduced to bring the accounting principles and practices of the Buyer’s Group into line with generally accepted accounting principles and practices in the United Kingdom in relation to a business of the type carried on by the Company or, in relation to the Subsidiary Undertakings, their jurisdictions of incorporation; or

(b)	any increase in the rates of Tax made after the date hereof;

2.1.7	for Tax which arises in respect of the ordinary course of business of the Company or any Subsidiary Undertaking after the Last Accounting Date, which for the avoidance of doubt shall not include:

(a)	the declaration or payment of any dividend or the making of any other distribution or deemed distribution; or

(b)	any transaction entered into by the Company in circumstances where the consideration (if any) received by or as the case may be, paid by the Company in respect thereof is less than or more than the consideration deemed to have been received or paid for Tax purposes but only to the extent the Tax relates to the amount by which the deemed consideration exceeds or is less than the actual consideration; or

(c)	any other event or circumstance which gives rise to a liability to Tax on deemed (as opposed to actual) income, profits or gains; or

(d)	any failure by the Company to comply with the provisions of any taxation statute; or

(e)	any Tax avoidance scheme;

2.1.8	relating to a claim or liability for Tax and would not have arisen but for any winding-up or cessation after Completion of any business or trade carried on by the Buyer’s Group except to the extent that such winding-up or cessation is occasioned by the facts or circumstances giving rise to that Warranty Claim.

2.2	Save for the Business Warranty contained in paragraph 1.6 of part B of schedule 3, the Business Warranties shall not apply to or be given in respect of either MDC Astron International Limited or Astron BSL Limited, unless at the date of this Agreement the Group owns more than 50 per cent. of the issued share capital.

3.	Other Benefits Accruing to the Buyer

In assessing any liabilities, damages or other amounts recoverable by the Buyer as a result of any Warranty Claim relating to a breach of any Business Warranty, there shall be taken into account (i) any benefit accruing to the Buyer’s Group (including,

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without prejudice to the generality of the foregoing, any amount of any Tax relief obtained or obtainable by the Buyer’s Group and any amount by which any Tax for which the Buyer’s Group is or may be liable to be assessed or accountable is reduced or extinguished), arising directly or indirectly in consequence of the matter which gives rise to such Warranty Claim and also (ii) any liability, including any Tax payable (and not recoverable within one year) in respect of such damages or amounts recoverable.

4.	Potential Remedy

No liability will arise and no Warranty Claim relating to a breach of any Business Warranty, may be made to the extent that the matter giving rise to such Warranty Claim is remediable unless, within the period of thirty (30) days following the Buyer becoming aware of such matter, the Buyer shall have given written notice thereof to the Management Sellers, on behalf of the Warrantors, and such matter shall not have been remedied to the reasonable satisfaction of the Buyer within such period of thirty (30) days.

5.	Recovery from Third Parties

5.1	If the Buyer or any member of the Buyer’s Group is actually aware (other than solely as a result of the awareness of any Warrantor) that it is entitled to recover from some other person any sum in respect of any matter or circumstance which could give rise to a Warranty Claim relating to a breach of any Business Warranty, the Buyer will (or will procure that the relevant member of the Buyer’s Group will), at the cost of the relevant Warrantors (unless such steps are within the Buyer’s common law duty to mitigate its loss in which case the normal rules as to damages shall apply), take all reasonable steps to recover that sum and any sum recovered will reduce the amount of such Warranty Claim after deduction of Tax and all reasonable costs and expenses of recovery.

5.2	If the Management Sellers, on behalf of the Warrantors, pay the Buyer a sum to settle or discharge a Warranty Claim relating to a breach of any Business Warranty, and the Buyer or any member of the Buyer’s Group subsequently recovers, whether by payment, discount, credit, relief or otherwise from any third party (including any Tax Authority or provider of an insurance policy), a sum which is referable to that Warranty Claim then:

5.2.1	either the Buyer will repay the Management Sellers, on behalf of the Warrantors, immediately the amount recovered from the third party less any Tax thereon and reasonable costs and expenses incurred in recovering the same; or

5.2.2	if the figure resulting under paragraph 5.2.1 above is greater than the amount paid by the Management Sellers to settle or discharge the relevant Warranty Claim, then the Buyer is only obliged to repay to the Management Sellers such amount as is equivalent to the sum paid by the Management Sellers in settlement or discharge of that Warranty Claim. PROVIDED that the amount so repaid shall be deemed never to have been paid by such Warrantors for the purposes of clause 8.11 and 8.12.

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6.	No Double Recovery

The Buyer is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution to the extent that it has already obtained payment, reimbursement or restitution in respect of the same loss or liability.

7.	Contingent Liabilities

If any potential Warranty Claim relating to a breach of any Business Warranty arises as a result of a contingent or unquantifiable liability of the Buyer or any member of the Buyer’s Group, the Warrantors will not be obliged to pay any sum in respect of that potential Warranty Claim until the liability either ceases to be contingent or becomes quantifiable.

8.	The Group

The liability of the Warrantors to the Buyer in respect of any Business Warranty relating to any Group Company will cease, and any subsisting Warranty Claim relating to any such Warranty will be withdrawn, upon the relevant Group Company ceasing to be a subsidiary undertaking of the Buyer or upon a change of control (involving a change in ownership of fifty (50) per cent. or more of the shares carrying voting rights) of the Buyer.

9.	Conduct of Warranty Claims Relating to Business Warranties

9.1	If the Buyer or a member of the Buyer’s Group becomes actually aware (other than solely as the result of the knowledge of a Warrantor) that facts, matters or circumstances have arisen which will or are likely to give rise to a Warranty Claim relating to any Business Warranty (each a “Potential Warranty Claim”), the Buyer will (or will procure that the relevant member of the Buyer’s Group will):

9.1.1	(save where any of the Management Sellers are already so actually aware of the Potential Warranty Claims) as soon as practicable notify the Management Sellers in writing of the Potential Warranty Claim and of the matters relating to such Potential Warranty Claim;

9.1.2	not make any admission of liability, agreement or compromise with any person, body or authority in relation to the Potential Warranty Claim without the prior written consent of each of the Management Sellers (such consent not to be unreasonably withheld or delayed);

9.1.3	keep the Management Sellers informed of all material developments relating to the Potential Relevant Claim or the matters which will or are likely to give rise to the Potential Relevant Claim;

9.1.4	if requested by the Management Sellers, give the Management Sellers and their professional advisers, reasonable access to:

(a)	the personnel of the Buyer and/or the relevant member of the Buyer’s Group in order to interview relevant personnel; and

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(b)	any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Buyer and/or the relevant member of the Buyer’s Group in order, at the Management Sellers’ own expense, to examine and photograph the premises and chattels and to examine, photograph and take copies of the accounts, documents and records;

9.1.5	take such action as the Management Sellers may reasonably request in writing to avoid, resist, contest, defend, compromise or remedy the Potential Warranty Claim or the matters relating to such Potential Warranty Claim and in each case on the basis that the Management Sellers will indemnify the Buyer for all reasonable and properly incurred costs incurred as a result of a request by the Management Sellers; and

9.1.6	in connection with any actions or proceeds relating to the Potential Warranty Claim, and subject to the Buyer being indemnified for all reasonable costs properly incurred, use advisers nominated by the Management Sellers and, if the Management Sellers request, allow the Management Sellers the exclusive conduct of such actions or proceedings (in which case paragraph 9.1.3 shall apply in favour of the Buyer mutatis mutandis).

9.2	In any event the Management Sellers will be entitled at any stage and at their absolute discretion to settle any third party assessment or claim at their own expense.

10.	Mitigation

Nothing in clause 5, clause 6 or this Schedule 5 shall or shall be deemed or construed in any way to relieve, restrict or limit the Buyer’s or the relevant member of the Buyer’s Group common law duty to mitigate any loss or damage incurred by it or them.

11.	Restrictions on Warranty Claims Relating to Business Warranties

11.1	The Warrantors will not be liable for any Warranty Claim relating to any Business Warranty:

11.1.1	in respect of pension matters unless it is brought under paragraph 3, paragraph 4.1, paragraph 10, paragraph 11 or paragraphs 24 to 37 (inclusive) part B of schedule 3 and each of the other Business Warranties will be deemed not to be given in relation to pension matters;

11.1.2	in respect of Intellectual Property Rights unless it is brought under paragraph 3, paragraph 4.1, paragraph 7, paragraph 14 or paragraph 18 of part B of schedule 3 and each of the other Business Warranties will be deemed not to be given in relation to Intellectual Property Rights;

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11.1.3	in respect of environmental and health and safety matters unless it is brought under paragraphs 20 to 23 inclusive of part B of schedule 3 and each of the other Business Warranties will be deemed not to be given in relation to environmental matters;

11.1.4	in respect of matters relating to employees, officers and trade unions unless it is brought under paragraph 3, paragraph 4.1, paragraph 11, paragraph 22, paragraphs 24 to 37 (inclusive) of part B of schedule 3 and each of the other Business Warranties will be deemed not to be given in relation to matters relating to employees, officers and trade unions;

11.1.5	in respect of Tax unless it is brought under paragraph 3, paragraph 4.1 or paragraphs 24 to 37 (inclusive) of part B of schedule 3 and each of the other Business Warranties will be deemed not to be given in relation to Tax matters; and

11.1.6	in respect of the Accounts unless it is brought under paragraph 3 of part B of schedule 3 and each of the other Business Warranties will be deemed not to be given in relation to the Accounts.

12.	Buyer’s Rights of Set-Off

Save to the extent of any deduction or withholding required by law, the Buyer hereby waives and relinquishes any right of set-off which the Buyer might otherwise have in respect of any Warranty Claim relating to any Business Warranty, or to any other claim under this Agreement.

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SCHEDULE 6

ACTION PENDING COMPLETION

The undertakings referred to in clause 5.1.2 are that each Group Company shall:

1.	not create, allot, issue, acquire, reduce, repay or redeem any share or loan capital or agree, arrange or undertake to do any of those things, or (other than in respect of the incorporation of a subsidiary of the Company in Germany which has been Disclosed) acquire or agree to acquire an interest in an undertaking (as defined by section 259 of the Companies Act 1985);

2.	not acquire or dispose of, or agree to acquire or dispose of, an asset except in the usual course of its trade (ignoring any asset whose value is under £75,000) or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the usual course of its trade;

3.	not make, or agree to make, capital expenditure (i) exceeding in respect of individual items £75,000 (or its equivalent in local currency at the time) and (ii) on a cumulative basis in excess of the rate of £1,000,000 per month during the period from the date of this Agreement to Completion;

4.	not declare, pay or make a dividend or distribution;

5.	(other than to comply with clause 2.4) not pass a shareholders’ resolution;

6.	not create, or agree to create, an Encumbrance over an asset or redeem, or agree to redeem, an existing Encumbrance over an asset (other than as may arise pursuant to the operation of law and/or in the ordinary course of trade);

7.	continue each Policy (as defined in paragraph 12.1 of part B of schedule 3) and not intentionally do or omit to do anything which would make a Policy void or voidable or would be likely to result in an increase in the premium payable under a Policy or materially prejudice the ability to effect equivalent insurance in the future;

8.	not enter into a material long-term (meaning more than one year) or onerous agreement, arrangement or obligation (being an agreement, arrangement or obligation of the type referred to in paragraph 14.1 of part B of schedule 3);

9.	not amend or terminate a Material Contract other than pursuant to ongoing negotiations which have been Disclosed; and

10.	not amend the terms of employment or engagement of any worker earning more than £75,000 (except in the usual course of its business) or provide, or agree to provide, a gratuitous payment or benefit to any worker earning more than £75,000 (or any of their dependants) or employ, engage, or terminate the employment or engagement of, a person earning above £75,000.

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EXECUTED by the parties:

Signed by	)	David Mitchell
DAVID MITCHELL	)

Signed by	)	Mark Haselden
MARK HASELDEN	)

Signed by	)	Richard Baker
RICHARD BAKER	)

Signed by	)	Robert Thian
ROBERT THIAN	)

Signed by	)	David Mitchell
TONY HALL	)

Signed by	)	David Mitchell
KAY SMITH	)

Signed by	)	David Mitchell
MARK UNDERWOOD	)

Signed by	)	David Mitchell
MICHAEL REED	)

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Signed by	)	David Mitchell
ROY PATTERSON	)

Signed by	)	David Mitchell
JOHN FARMER	)

Signed by	)	David Mitchell
KEVIN WOOR	)

Signed by RICHARD TREBY	)	Ronald Treby
and RICHARD NICOLLE	)
for and on behalf of	)
ORBIS TRUSTEES JERSEY	)	Richard Nicolle
LIMITED AS TRUSTEES	)
OF THE NOMAD TRUST	)

Signed by JAMES BARTON	)	James Barton
for and on behalf of	)
PPMV NOMINEES LIMITED	)
(PAC A/C))

Signed by JAMES BARTON	)	James Barton
for and on behalf of	)
PPMV NOMINEES LIMITED	)
(RXV A/C))

Signed by JAMES BARTON	)	James Barton
for and on behalf of	)
PPMV NOMINEES LIMITED	)
(PSPS A/C))

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Signed by JAMES BARTON	)	James Barton
for and on behalf of	)
PPMV NOMINEES LIMITED	)
(CIS A/C))

Signed by DAVID MITCHELL	)	David Mitchell
for and on behalf of	)
e-doc GROUP EMPLOYEE	)
BENEFIT TRUSTEES LIMITED	)

Signed by MICHAEL KRAUS	)	Michael Kraus
for and on behalf of	)
RRD INKS LIMITED	)

Signed by MICHAEL KRAUS	)	Michael Kraus
for and on behalf of	)
R R DONNELLEY & SONS	)
COMPANY	)